EXHIBIT 10.1

AGREEMENT OF PURCHASE AND SALE
for
3151 and 3202 Behrend Drive, Phoenix, Arizona

THIS AGREEMENT OF PURCHASE AND SALE (“Agreement”), dated for reference purposes as of April 16, 2015, is made and entered into by and between “Purchaser” (as identified in Subsection 1.1.1 below) and “Seller” (as identified in Subsection 1.1.2 below), with reference and respect to the following facts and circumstances:

A.    Defined terms are indicated herein by initial capital letters. Defined terms shall have the meanings set forth herein, whether or not such terms are used before or after the definitions are set forth.

B.    Purchaser desires to purchase the Property (as identified and/or defined in Section 1.2 below) and Seller desires to sell the Property, all upon as well as subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing facts and circumstances, the obligations and undertakings hereinafter set forth, including without limitation the covenants, agreements, representations and/or warranties of the parties set forth herein, as well as the sums to be paid by Purchaser to Seller, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the parties, Purchaser and Seller do hereby agree as follows:

ARTICLE 1:	PROPERTY/PURCHASE PRICE

1.1    Certain Basic Terms:

1.1.1 Purchaser and Notice Address:
Griffin Capital Corporation
1520 E. Grand Avenue
El Segundo, California 90245
Attention: Michael Escalante and Louis Sohn
Telephone: (310) 469-6100
Email: mescalante@griffincapital.com and lsohn@griffincapital.com

With a copy to:
Griffin Capital Corporation
790 Estate Drive, Suite 180
Deerfield, Illinois 60015
Attention: Mary Higgins
Telephone: (847) 267-1180
Email: mhiggins@griffincapital.com

1.1.2 Seller and Notice Address:
PFRS 3151 Behrend Drive Corp. & PFRS 3202 Behrend Drive Corp.
c/o American Realty Advisors
801 North Brand Boulevard, Suite 800
Glendale, California 91203
Attention:Stanley L. Iezman
Telephone:(818) 409-3227
Facsimile:(818) 545-8460
E-Mail:siezman@americanreal.com

With an additional copy to Asset Manager as follows:

American Realty Advisors
150 North Wacker Drive, Suite 1300
Chicago, Illinois 60606
Attention:Michael E. Schack and Bill Pantazopoulos
Telephone:(312) 904-9478 and (818) 409-6511
Facsimile:(312) 905-2005
E-Mail:mschack@americanreal.com and bpantazopoulos@americanreal.com

And a copy to Seller’s counsel as follows:
Barack Ferrazzano Kirschbaum & Nagelberg LLP
200 West Madison Street, Suite 3900
Chicago, Illinois 60606
Attention:Brett A. Feinberg
Telephone:(312) 629-5168
Facsimile:(312) 984-3150
E-Mail:brett.feinberg@bfkn.com

1.1.3 Title Company:
Chicago Title Insurance Company 26415 Carl Boyer Drive, Suite #255 Santa Clarita, California 91350 Attention:Maggie G. Watson Telephone:(661) 753-5701 Facsimile:(661) 753-5730 E-Mail:Maggie.Watson@ctt.com
or such other office of Chicago Title Insurance Company (“Title Company”) as Purchaser and Seller may direct.
1.1.4 Escrow Holder:
Chicago Title Company 725 South Figueroa Street, Suite 200 Los Angeles, California 90017 Attention:Amy D. Hiraheta Telephone:(213) 488-4373 Facsimile:(213) 612-4116 E-Mail:amy.hiraheta@ctt.com or such other office of Chicago Title Insurance Company (“Escrow Holder”) as Purchaser and Seller may direct.
1.1.5 Effective Date:	The latest date of execution by Seller or Purchaser, as indicated on the signature page of this Agreement (“Effective Date”).
1.1.6 Purchase Price:	$91,500,000.00 (“Purchase Price”).
1.1.7 Earnest Money:
$2,000,000.00, including (i.e., plus) interest earned thereon while being held by Escrow Holder only (“Earnest Money”); to be increased as described in Section 1.3 by $3,000,000.00 to $5,000,000.00, including (i.e., plus) interest earned thereon while in possession of Escrow Holder only.

1.1.8 Due Diligence Period:	Subject to Section 3.1, the period commencing on the Effective Date and ending at 5:00 p.m. Pacific Time on April 22, 2015 (“Due Diligence Period”).

1.1.9 Closing Date:	May 12, 2015 (“Closing Date”).
1.1.10 Broker:	CBRE, Inc. (“Broker”)
1.2    Property. Subject to the terms and conditions of this Agreement, Seller agrees to sell to Purchaser, and Purchaser agrees to purchase from Seller, all of Seller’s right, title and interest, if any, in and to the following property (collectively, the “Property”), without warranty except as is expressly and specifically set forth otherwise in this Agreement:
1.2.1    The “Real Property,” being the land located at 3151 Behrend Drive, Phoenix, Arizona (the “3151 Property”) and 3202 Behrend Drive, Phoenix, Arizona (the “3202 Property”), and described in Exhibit A attached hereto, together with (i) all improvements located thereon (“Improvements”), (ii) all and singular rights, benefits, privileges, easements, tenements, hereditaments, and appurtenances thereon or in anywise appertaining to such real property, (iii) all of Seller’s right, title and interest in and to all minerals, oil, gas, and other hydrocarbon substances thereon or thereunder, (iv) all access, air, water, riparian, development, utility, and solar rights and (v) any and all strips and gores and any land lying in the bed of any street, road or alley, open or proposed, adjoining such real property.
1.2.2    Seller’s interest, as landlord, in (i) that certain Lease Agreement dated as of July 27, 2005 by and between TRC-W Phoenix Title, L.L.C. and American Express Travel Related Services Company, Inc. (“AMEX”), as amended by that certain First Amendment to Lease dated July 22, 2014 by and between PFRS 3202 Behrend Drive Corp. and AMEX (the “3202 Lease”), (ii) that certain Lease Agreement dated as of August 23, 2005 by and between IPC Phoenix Title, L.L.C. and AMEX, as amended by that certain First Amendment to Split Lease dated July 22, 2014 by and between PFRS 3151 Behrend Drive Corp. and AMEX (the “3151 Lease”, and together with the 3151 Lease, the “AMEX Leases”) and (iii) that certain Lease Agreement dated as of August 23, 2005 by and between IPC Phoenix Title, L.L.C. and Ameriprise Financial, Inc. (the “Ameriprise Lease” and together with the AMEX Leases, collectively, the “Leases”).
1.2.3    The “Intangible Personal Property,” being the intangible personal property related to the Real Property and the Improvements, as follows (but, in any event, only to the extent legally and otherwise assignable): (i) all trade names and trademarks associated solely with the Real Property and the Improvements, including Seller’s rights and interests, if any, and without representation or warranty, in the name of the Real Property, if any, but specifically excluding the right to use any trademarks, logos, trade colors, service marks and/or trade names of Seller; (ii) the plans and specifications and other architectural and engineering drawings for the Improvements (to the extent in Seller’s or Asset Manager’s (as defined herein) actual possession); (iii) if still in effect, guaranties and warranties received by Seller from any contractor, manufacturer or other person or entity in connection with the construction, operation or ownership of the Property (but only to the extent that any Seller’s obligations thereunder are expressly assumed by Purchaser pursuant to this Agreement); (iv) Seller’s right, title and interest, if any, in all names, trade names, street numbers, marks, other symbols, telephone numbers, and general intangibles, which relate exclusively to the Property and Intangibles; and (v) governmental permits, approvals and licenses related to the construction or operation of the Property. Notwithstanding anything to the contrary herein, Seller shall retain complete ownership of, and shall not transfer to Purchaser, any domain names, websites and social media sites owned and/or under the control of Seller, including without limitation, the content of any such websites or social media sites (it being acknowledged that such domain names, websites and social media sites shall not be deemed a component of the Intangible Personal Property).
1.2.4    The “Tangible Personal Property,” being all of the furniture, fixtures, equipment, interior appliances, machines, apparatus, supplies and personal property of every nature and description and all replacements thereof which are both now owned by Seller (including any interest in such property that is leased by Seller) and now located in or on the Real Property, without any representations, warranties, guaranties, either expressed or implied, of any kind, nature or type whatsoever, including, without limitation, without any warranty as to merchantability, fitness or fitness for a particular purpose.
1.3    Earnest Money. Within two (2) business days after the Effective Date, Purchaser shall deposit an initial $2,000,000.00 as the Earnest Money with Escrow Holder. The Earnest Money shall be in readily available funds (i.e., cash by wire transfer). While being held by Escrow Holder, the Earnest Money shall be placed in a federally insured interest bearing account or accounts. If, upon expiration of the Due Diligence Period, this Agreement is still in force and effect, Purchaser shall, on or before the end of the day next following the expiration of the Due Diligence Period, deposit an additional $3,000,000.00 (in cash by wire transfer) with Escrow Holder to increase the Earnest Money. Except as otherwise provided herein (e.g., upon return to Purchaser pursuant to an express right explicitly set forth in this Agreement or payment to any retention by Seller as liquidated damages), the Earnest Money shall be applied as a credit to the Purchase Price at Closing. If this Agreement terminates prior to the expiration of the Due Diligence Period pursuant to any express right of Purchaser to terminate this Agreement, the Earnest Money shall be refunded to Purchaser immediately upon request without any further authorization from Seller, and all further rights and obligations of the parties under this Agreement shall terminate, except for any provisions which, by their terms, survive the termination of this Agreement. Except as otherwise specifically provided in this Agreement, upon expiration of the Due Diligence Period, the Earnest Money shall be considered nonrefundable and shall be held and disbursed by Escrow Holder pursuant to Subsection 2.2.1, Section 2.3, Section 3.2, Section 4.2, Section 4.3, Section 7.3, Section 8.1, Section 8.2 and Article 9 as well as any other applicable provision of this Agreement.

ARTICLE 2: INSPECTION

2.1    Seller’s Delivery of Specified Documents. To the extent such items are in Seller’s (or American Realty Advisor’s (“Asset Manager”) or PM Realty Group, LLC’s (“Property Manager”)) actual possession, Seller shall provide (or has provided) to Purchaser the following or a copy of the same (the “Property Information”) on or before the Effective Date:

2.1.1    Financial Information. The most recently available operating income statements respecting the Property for the two (2) calendar years preceding the Effective Date (or such lesser period as Seller has held record title to the Property);

2.1.2    Leases and Rent Roll. The Leases, together with all amendments, guaranties, assignments, and subleases thereto, as well as a rent roll (“Rent Roll”);

2.1.3    Title Policy. Seller’s existing owner’s policy of title insurance (with the amount of insurance deleted);

2.1.4    Surveys. Existing maps and surveys of the Property; and

2.1.5    Tax Bills. Copies of current tax bills and the tax bills for the last three years.

Notwithstanding anything contained in this Agreement to the contrary, in no event shall Seller be required to deliver or make available any documents or other information that is/are privileged, confidential or proprietary, including, without limitation, appraisals, budgets and property condition reports or property assessments. From time to time, Seller, Asset Manager or Seller’s Broker may make to Purchaser certain disclosures, including without limitation any disclosures required by law. After written request from Seller, upon receipt of any such disclosure, Purchaser shall prepare, execute and date an acknowledgment of the receipt and review thereof and return the same to Seller.

2.2    Due Diligence.

2.2.1    Purchaser shall, at Purchaser’s sole cost and expense, have through 5:00 p.m. Pacific Time on the last day of the Due Diligence Period in which to examine, inspect, and investigate the Property and, in Purchaser’s sole and absolute judgment and discretion, to determine whether the Property is acceptable to Purchaser, as well as to review title and obtain all necessary internal approvals. Notwithstanding anything to the contrary in this Agreement, Purchaser may notify Seller and Escrow Holder of Purchaser’s election to proceed with the transactions described by this Agreement by giving written notice of approval to Seller and Escrow Holder (“Due Diligence Approval Notice”), so long as such notice is received by Seller and Escrow Holder at or before 5:00 p.m. Pacific Time on the last day of the Due Diligence Period. Purchaser shall have the right to terminate this Agreement, for any reason or no reason, at any time on or before said time and date of expiration of the Due Diligence Period. If Purchaser fails to deliver the Due Diligence Approval Notice at or before 5:00 p.m. Pacific Time on the last day of the Due Diligence Period, this Agreement shall be terminated without further action by Purchaser and Seller and the Escrow Holder shall immediately pay the Earnest Money to Purchaser, without further authorization required from Seller. If Purchaser timely delivers the Due Diligence Approval Notice to Seller and Escrow Holder, this Agreement shall continue in full force and effect and Purchaser shall have no further right or opportunity to terminate this Agreement pursuant to this Subsection 2.2.1. If this Agreement terminates pursuant to this Subsection 2.2.1, the Earnest Money shall be immediately refunded to Purchaser by Escrow Holder without further authorization from Seller and Purchaser shall return and/or deliver to Seller all documents, information, reports, etc., including without limitation the Property Information, provided by Seller, including Asset Manager, Property Manager and Broker, and all further rights and obligations of the parties under this Agreement shall terminate except any provisions which by their terms survive the termination of this Agreement. In the event Purchaser so elects not to proceed with the transactions described by this Agreement, then Purchaser shall also deliver to Seller, upon Seller’s written request, copies of all third party reports, investigations and studies, other than economic analyses (collectively, the “Reports” and, individually, a “Report”) prepared for, and delivered to, Purchaser in connection with its due diligence review of the Property provided that Seller first reimburses Purchaser for the actual cost incurred by Purchaser to obtain the Reports. Such Reports shall be delivered to Seller without any representation or warranty from Purchaser as to the completeness or accuracy of the Reports or any other matter relating thereto, and Seller shall have no right to rely on any Report without the written consent of the Purchaser and the party preparing same. Purchaser’s obligations under and pursuant to this Subsection 2.2.1 shall survive any termination of this Agreement.

2.2.2    Subject always to the terms of the Leases, including the rights of the tenants under and/or pursuant to such Leases, upon at least forty-eight (48) hours’ prior written notice to Seller, and after providing to Seller reasonably satisfactory evidence of appropriate liability insurance (i.e., at least $5,000,000.00 in coverage pursuant to a commercial general liability insurance policy, written on an occurrence basis, issued by an insurance company reasonably acceptable to Seller and which includes a certificate of insurance naming Seller, Asset Manager and Property Manager as additional insureds), Purchaser shall have reasonable access to the Property for the purpose of conducting surveys, architectural, engineering, geotechnical and environmental inspections and tests (including, but subject to the qualifications, limitations and prohibitions set forth hereinbelow, intrusive inspection and sampling, if there is a reasonable basis for the same and provided Purchaser gives Seller two (2) business days’ prior notice of any intrusive inspection or sampling, Purchaser obtains from Seller Seller’s prior written consent which, with respect to intrusive inspection or sampling, may be granted or withheld in Seller’s sole discretion and, prior to performing the same, Purchaser delivers a certificate of insurance to Seller evidencing that Purchaser has in place reasonable amounts of liability insurance for its activities on the Property and has named Seller, Asset Manager and Property Manager as an additional insured thereunder), and any other inspections, studies, or tests reasonably required by Purchaser. Purchaser and its agents, employees, and representatives shall, subject to the terms of this Agreement, have a continuing right of reasonable access to the Property during the pendency of this Agreement for the purposes permitted by this Agreement. In the course of its investigations, Purchaser may make (solely for the purpose of requesting copies of existing reports and without identifying the proposed sale) inquiries to third parties, such as municipal, local and other government officials and representatives, and Seller consents to such inquiries, subject to the following: (a) Purchaser shall not contact tenants, lenders, contractors or property managers without Seller’s consent, which consent shall not be unreasonably withheld, conditioned or delayed, but may (for example) be conditioned upon Seller or Seller’s representative(s), if Seller so elects, being present, either in person or by telephone; and (b) Purchaser shall not request any governmental inspection or investigation of the Property. In any event, Purchaser shall keep the Property free and clear of any liens and Purchaser will indemnify, defend, and hold Seller, Asset Manager, Property Manager and the Property free and harmless of, from and against any and all claims, demands, losses, liabilities, costs and expenses, including attorneys’ fees, asserted against Seller, Asset Manager, Property Manager or the Property or otherwise caused or suffered as a result of any such entry by Purchaser, its agents, representatives, employees, contractors and/or other consultants. The foregoing indemnity shall not, however, apply to the mere discovery of a pre-existing condition at the Property; but it shall apply otherwise, including, without limitation, in the event and to the extent Purchaser’s investigation, due diligence and/or other acts or omissions cause, contribute to or exacerbate such or any other condition. If any inspection, test or other entry disturbs the Property, Purchaser will restore the Property to the same condition as existed prior to any such inspection, test or other entry. The obligations of Purchaser under the preceding three (3) sentences shall survive the Closing or the termination of this Agreement.

2.2.3    AMEX Interview. Seller shall use commercially reasonable efforts to arrange an interview between the Purchaser and the Director of Corporate Real Estate, a Vice President or an equivalent position for AMEX. Seller may attend any such interview and such interview may take place via a teleconference.

2.3    Estoppel Certificates. Seller shall make good faith commercially reasonable efforts to obtain and deliver to Purchaser, prior to the Closing, a tenant estoppel certificate from the tenants with respect to each of the Leases, in the form attached hereto as Exhibit I. In the event that, as of the date that is two (2) business days prior to the originally scheduled Closing Date, Seller is unable to obtain estoppel certificates necessary to satisfy the contingency set forth in this Section 2.3, then the Closing Date shall automatically be extended until the earlier to occur of (i) the date that is three (3) business days after the estoppel contingency set forth in this Section 2.3 has been satisfied or (ii) the date that is fifteen (15) days after the originally scheduled Closing Date. In the event that, on prior to the date which is two (2) business days prior to the Closing Date (as the same may be extended pursuant to the immediately preceding sentence), Seller is unable to deliver to Purchaser said certificates duly executed by the tenants under the Leases, Purchaser may elect (in a written notice delivered to Seller and Escrow Holder prior to the Closing) to terminate this Agreement and receive a return of the Earnest Money; and such termination shall otherwise be as provided in the last four (4) sentences of Subsection 2.2.1 above, provided, however, that, Purchaser shall not be entitled to terminate this Agreement and receive a return of the Earnest Money in the event Seller delivers to Purchaser by such date estoppel certificates executed by the tenants under the Leases in the form attached as Exhibit C to the Leases and such estoppel certificates contain no claimed material default by landlord or other material adverse matters. For the avoidance of doubt, the failure of Seller to obtain a tenant estoppel certificate (or the refusal of Seller to correct any claimed default by landlord under a Lease) shall not be and shall not be deemed to be a breach of or default under this Agreement. Purchaser need not accept any tenant estoppel certificate (i) dated no earlier than thirty (30) days prior to the Closing Date or (ii) which contains material changes (including a claimed material default by landlord or other material adverse matters).

2.4    Compliance with Leases. In connection with Purchaser’s due diligence investigations and the consummation of the transaction set forth in this Agreement, Purchaser shall comply (and shall be responsible for causing its employees, agents, consultants and other representatives to comply) with the terms and conditions imposed in the Leases, including without limitation, the terms of Articles 15 and 23 and Sections 25.27 and 25.28 of the Leases.

ARTICLE 3: TITLE AND SURVEY REVIEW

3.1    Delivery of Title Commitment and Survey. If not already provided, Seller and/or Purchaser shall request that Title Company cause to be prepared and delivered to Purchaser and its counsel (as well as to Seller and its counsel), as soon as reasonably practicable after the Effective Date, a commitment for title insurance or preliminary title report issued by Title Company (the “Title Commitment”), in the amount of the Purchase Price, with Purchaser as the proposed insured, accompanied by copies of all documents referred to in the Title Commitment. Seller has delivered to Purchaser, or shall deliver to Purchaser as part of the Property Information, a current ALTA-ACSM Urban survey of the Property (“Survey”). Seller hereby acknowledges that Purchaser has requested from Littlejohn, Inc. (the “Surveyor”) an update to the Survey (“Updated Survey”), and expects the delivery of such Updated Survey to occur on or prior to 9:00 a.m. Pacific Time on April 20, 2015 (the “Expected Survey Delivery Date”). To the extent the Surveyor fails to deliver the Updated Survey to Purchaser by the Expected Survey Delivery Date, notwithstanding anything contained herein to the contrary, the Due Diligence Period shall be automatically extended to the date which is three (3) business days following delivery of an electronic copy of the Updated Survey to the Purchaser for the sole and limited of purpose of permitting Purchaser to object, prior to the expiration of such extended Due Diligence Period, to matters reflected on the Updated Survey which were not included on the Survey.

3.2    Title Review and Cure. During the Due Diligence Period, Purchaser shall review title to the Property as disclosed by the Title Commitment and the Survey. Also during the Due Diligence Period, Seller will reasonably cooperate with Purchaser in curing any reasonable objections Purchaser may have with respect to matters disclosed on the Title Commitment of which Purchaser notifies Seller at least five (5) days prior to the expiration of the Due Diligence Period; provided, however, that Seller shall not have any obligation to spend money or incur any other obligation, liability or duty in connection with such cooperation, except as hereafter provided in this Section 3.2; and, except as otherwise specifically provided below in this Section 3.2, Purchaser shall have no right to terminate this Agreement after the expiration of the Due Diligence Period as a result of the existence or continued existence of title or survey matters, issues and/or objections. Seller shall have no obligation to cure title objections except financing, mechanics, or judgment liens of an ascertainable amount created by, under or through Seller (as well as past due and payable taxes and assessments), which liens Seller shall cause to be released (at Seller’s expense, including any recording fees incurred or to be incurred in connection therewith) at or prior to the Closing. Seller further agrees to remove (at Seller’s expense, including any recording fees incurred or to be incurred in connection therewith) any exceptions or encumbrances to title which are voluntarily created by, under or through Seller after the Effective Date without Purchaser’s consent; however, if requested, such consent shall not be unreasonably withheld, conditioned or delayed. In addition to Purchaser’s termination right as set forth in Subsection 2.2.1, Purchaser may also terminate this Agreement and receive an immediate refund of the Earnest Money, without further authorization from Seller, if the Title Company revises the Title Commitment after the expiration of the Due Diligence Period to add or modify any exceptions which materially adversely affect the Property (other than to disclose those items noted on the Survey), or to add or modify the conditions to obtaining any endorsement requested by Purchaser and agreed to be provided by Title Company during the Due Diligence Period, if such additions or modifications are in writing, are not reasonably acceptable to Purchaser and are not removed by the Closing Date (and such termination shall otherwise be as provided in the last four (4) sentences of Subsection 2.2.1 above). Seller’s obligations as set forth in, but as limited by, the second, third and fourth sentences of this Section 3.2 shall apply to all matters disclosed by any revision to the Title Commitment by the Title Company after expiration of the Due Diligence Period. The term “Permitted Exceptions” shall mean and include the following: (i) the specific exceptions (i.e., the “special” or other exceptions that are not part of the promulgated title insurance form) in the Title Commitment that Title Company has not agreed to insure over or remove from the Title Commitment as of the end of the Due Diligence Period and that Seller is not required to remove as provided above; (ii) matters created by, through or under Purchaser; (iii) items shown on the Survey which have not been removed as of the end of the Due Diligence Period; (iv) real estate taxes not yet due and payable; (v) the rights of the tenants under or pursuant to the Leases; and (vi) the impact of any federal, state, local and other laws, rules, regulations and ordinances, including without limitation, zoning ordinances.

3.3    Delivery of Title Policy at Closing. The parties shall instruct Title Company to issue at Closing, or to unconditionally commit at Closing to issue, to Purchaser, the Title Company’s most current form of standard (i.e., not extended) ALTA (or other customarily provided non-ALTA) owner’s coverage (the “Owner’s Policy”) insuring Purchaser’s title to the Property in the amount of the Purchase Price, subject only to the Permitted Exceptions as well as any and all other standard or required exclusions. If further coverage (e.g., ALTA or ALTA extended coverage) or endorsements are desired by Purchaser, Purchaser shall order the same directly from Title Company and shall undertake all reasonable actions which may be reasonably required as a condition to the issuance of such further coverage or endorsements. Seller shall not be obligated to undertake any action or pay any monies as a condition precedent to the issuance of such further coverage or endorsements to the Owner’s Policy which would not otherwise be required of Seller in regard to the issuance of a standard coverage owner’s policy or to remove any standard exceptions therefrom requiring more of Seller than delivery of an “Owner’s Affidavit” in the form of Exhibit E attached hereto.

3.4    Title and Survey Costs; Escrow Fees. The cost to prepare the Title Commitment and the premium for the (base/standard) Owner’s Policy shall be paid by Seller. The premium for any upgrade to ALTA extended coverage (i.e., providing for the deletion of regional exceptions) and/or any other upgrade in coverage, including without limitation endorsements, shall be paid by Purchaser. At Closing, Purchaser shall reimburse Seller for the cost of the Survey, zoning report, Phase I Report and tank tightness/leak mitigation test in an amount not to exceed $16,155.00. Except as otherwise provided herein, Escrow Holder’s charges and/or fees shall be paid as follows: one-half (½) by Seller and one-half (½) by Purchaser. Except as otherwise provided in this Agreement, all other charges shall be allocated in accordance with customary practice in the locale of the Property (i.e., Phoenix, Arizona). In addition, Seller and Purchaser shall each pay the costs of their respective counsel.

ARTICLE 4: OPERATIONS AND RISK OF LOSS

4.1    Ongoing Operations. During the pendency of this Agreement:

4.1.1    Performance under Leases. Seller will perform, in a manner consistent with its prior performance, the material obligations of landlord under the Leases.

4.1.2    New Contracts. Seller will not enter into, amend or terminate any contract that will be an obligation affecting the Property subsequent to the Closing, except contracts entered into, amended or terminated in the ordinary course of business that are terminable without cause and without penalty prior to the Closing. Unless Purchaser notifies Seller otherwise, Seller shall, at no cost or expense to Purchaser and on or prior to the Closing, terminate all service contracts or other service agreements relating to the maintenance and/or operation of the Property to which Seller is a party, including, without limitation, any agreements with Property Manager or Asset Manager with respect to the Property.

4.1.3    Maintenance of Improvements. Subject to Section 4.2 and Section 4.3 below (as well as the obligations of the tenants under Leases; e.g., Purchaser shall not look to Seller for the performance of maintenance required by the tenants under the Leases), Seller shall use commercially reasonable efforts to maintain all Improvements in their present condition and repair (ordinary wear and tear, damage and destruction, as well as rights and obligations of the tenants, excepted).

4.1.4    Removal of Personal Property. Seller will not remove or permit the removal of any Tangible Personal Property, except as may be required for necessary repair or replacement, and replacement shall be of equal quality and quantity as existed as of the time of its removal as reasonably determined by Seller.

4.1.5    Leasing Arrangements. During the pendency of this Agreement, Seller will continue to lease and otherwise operate the Property in accordance with Seller’s usual custom and practice; provided, however, that after the execution of this Agreement, Seller will not voluntarily amend, terminate or enter into any Lease without Purchaser’s prior written consent in each instance, which consent shall not be unreasonably withheld, conditioned or delayed. Without limiting the foregoing, Purchaser agrees to give Seller written notice of approval or disapproval of a proposed amendment, termination or new Lease within three (3) business days after Purchaser’s receipt of (i) a copy of such amendment, termination or Lease, (ii) any reasonably relevant supporting documentation, including without limitation financial information, in Seller’s possession, (iii) Seller’s written request for approval, and (iv)  information regarding tenant improvement costs and brokerage commissions to be incurred with respect to the amendment, termination or Lease.

4.1.6    Notices. Seller shall promptly furnish to Purchaser copies of any written notices received by Seller after the Effective Date, which notices relate to (i) any suit, action, arbitration, judgment or other proceeding filed, entered or threatened with respect to the Property or any portion thereof or Seller’s use or ownership thereof, (ii) any actual or contemplated changes in zoning of the Property or any other legal requirement which would adversely affect the operation, use, ownership or maintenance of the Property, (iii) any condemnation or eminent domain proceedings affecting the Property or any portion thereof; (iv) any material violation of any environmental law or any zoning, health, fire, safety or other law, regulation or code applicable to the Property; and (v) any default by any other party or notice of claim of default by Seller made by any other party under any of the Leases.

4.1.7    Encumbrances. Seller shall not grant any easements or title encumbrances that will affect the Property or any portion thereof after the Closing Date without the Purchaser’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

4.2    Damage. In the event of any material damage to or destruction of the Improvements or any portion thereof, Purchaser may, at its option by notice to Seller given within ten (10) days after Seller notifies Purchaser in writing of such damage or destruction (and, if necessary, the Closing Date shall be extended to give Purchaser the full ten (10) day period to make such election), either (i) terminate this Agreement, in which event the Earnest Money shall be immediately returned to Purchaser without further authorization from Seller (and such termination shall otherwise be as provided in the last four (4) sentences of Subsection 2.2.1 above), or (ii) proceed under this Agreement, receive any insurance proceeds (including rent loss insurance, if any, applicable to any period on and after the Closing Date) due Seller as a result of such damage or destruction and assume responsibility for such repair, and Purchaser shall (except as provided for below and subject to the limitations herein) receive a credit at Closing for any deductible, uninsured or Seller/self-insured amount under applicable property or casualty/liability insurance policies less any costs or expenses incurred by Seller prior to the Closing in connection with the repair of such damage. If Purchaser elects (ii) above, Purchaser may extend the Closing Date for up to an additional ten (10) day period in which to obtain insurance settlement agreements with Seller’s insurers, and Seller will reasonably cooperate with Purchaser in obtaining the insurance proceeds and such agreements from Seller’s insurers. If the Improvements are not materially damaged, then Purchaser shall not (except as otherwise expressly provided below) have the right to terminate this Agreement, but Seller shall, at its cost, repair the damage before the Closing in a manner reasonably satisfactory to Purchaser or, if repairs cannot be completed before the Closing or if Seller otherwise elects (in Seller’s sole discretion) not to commence or complete such repairs, credit Purchaser at Closing for the reasonably estimated cost to complete the repair (exclusive of insurance proceeds paid or to be paid and subject to the limitation on credits for uninsured amounts set forth herein). For the purposes of this Agreement, “material damage” and “materially damaged” means damage (i) reasonably exceeding five percent (5%) of the Purchase Price to repair; (ii) causing AMEX to lose access to the Property on a permanent basis; (iii) permitting AMEX to permanently reduce its rent in accordance with either of the AMEX Leases; or (iv) permitting AMEX to terminate either of the AMEX Leases (unless AMEX waives such termination right, in writing). Notwithstanding anything contained herein to the contrary, in the event of (y) an uninsured loss reasonably estimated to be in excess of $25,000.00, and (z) Seller, in Seller’s sole discretion, notifies Purchaser, in writing, that Seller has elected not to provide Purchaser with a credit, at Closing, for the estimated amount of such uninsured loss in excess of $25,000.00 (less any costs incurred by Seller prior to Closing in connection with the repair of such damage), then Purchaser may terminate this Agreement by delivering written notice to Seller prior to the earlier to occur of (1) the date that is five (5) business days after Purchaser receives the written notice from Seller as described in clause (z) above or (2) the Closing Date, in which event the Earnest Money shall be returned to Purchaser and such termination shall otherwise be as provided in the last four (4) sentences of Subsection 2.2.1 above; for the purposes of this sentence, an “uninsured loss” shall mean any loss not covered by Seller’s existing insurance but shall not include the deductible amount of the relevant insurance policy or policies. Seller shall make the election set forth in clause (z) above on or prior to the date that is ten (10) business days after Seller obtains knowledge of the amount of the uninsured loss, based upon reasonable contractor repair/restoration estimates obtained by Seller (such date, the “Uninsured Loss Determination Date”); provided, however, that if the Uninsured Loss Determination Date has not occurred as of the Closing Date, then Seller may elect to extend the Closing Date until the date that is five (5) business days after the Uninsured Loss Determination Date occurs provided Seller delivers written notice to Purchaser of such election to extend the Closing Date prior to the occurrence of the then scheduled Closing Date.

4.3    Condemnation. In the event any proceedings in eminent domain are instituted by anybody having the power of eminent domain with respect to the entire Property or any material portion thereof as reflected in a written notice received by Seller, Purchaser may, at its option by notice to Seller given within ten (10) days after Seller notifies Purchaser in writing of such proceedings (and if necessary the Closing Date shall be extended to give Purchaser the full ten (10) day period to make such election), either (i) terminate this Agreement, in which case the Earnest Money shall be immediately returned to Purchaser without further authorization from Seller (and such termination shall otherwise be as provided in the last four (4) sentences of Subsection 2.2.1 above), or (ii) proceed under this Agreement, in which event Seller shall, at the Closing, assign to Purchaser its entire right, title and interest in and to any condemnation award, and Purchaser shall have the right during the pendency of this Agreement to participate in negotiations with the condemning authority in respect of such matter. For the purposes of this Section 4.3 of the Agreement, “material” means any eminent domain proceeding which (i) causes AMEX to lose access to the Property on a permanent basis; (ii) permits AMEX to permanently reduce its rent in accordance with either of the AMEX Leases; or (iii) permits AMEX to terminate either of the AMEX Leases (unless AMEX waives such termination right, in writing).

4.4    Termination. If this Agreement is terminated as set forth in Section 4.2 or Section 4.3, the Earnest Money shall be refunded to Purchaser without further authorization from Seller, and all further rights and obligations of the parties under this Agreement shall terminate except for any provisions which, by their terms, survive the termination of this Agreement (and such termination shall otherwise be in accordance with the last four (4) sentences of Subsection 2.2.1 above).

ARTICLE 5: CLOSING

5.1    Closing. The consummation of the transaction contemplated herein (“Closing”) shall occur on the Closing Date at the offices of Escrow Holder. Closing shall occur through an escrow with Escrow Holder. Funds shall be deposited into and held by Escrow Holder in a closing escrow account with a bank satisfactory to Purchaser and Seller. Upon satisfaction or completion of all closing conditions and deliveries, the parties shall direct Escrow Holder to, and Escrow Holder shall, immediately record and deliver the closing documents to the appropriate parties and make disbursements according to closing statements executed by Seller and Purchaser. Escrow Holder shall (and does, by its execution of this Agreement, hereby) agree in writing with Purchaser

(i) that deposit of the Deeds with the appropriate recorder’s office (or that Escrow Holder holds the Deeds for as well as in anticipation of depositing it with the recorder’s office, shall do so and that the same) constitutes Escrow Holder’s representation that Escrow Holder is holding the closing documents (other than the Deeds, if already deposited with the recorder’s office), closing funds and closing statements and is prepared and irrevocably committed to disburse the closing funds in accordance with the closing statements and (ii) that release of funds to Seller shall irrevocably commit Title Company to issue the Owner’s Policy in accordance with this Agreement. Provided such supplemental escrow instructions are not in conflict with this Agreement as it may be amended in writing from time to time, Seller and Purchaser agree to execute such supplemental escrow instructions as may be appropriate to enable Escrow Holder to comply with the terms of this Agreement; however, the supplemental escrow instructions shall not act to extend or provide any extension of any period(s) of performance, notice, grace or cure under this Agreement unless specifically referenced and agreed to, in writing, by both Purchaser and Seller or their respective counsel.

5.2    Conditions to the Parties’ Obligations to Close. In addition to all other conditions set forth herein, the obligation of Seller, on the one hand, and Purchaser, on the other hand, to consummate the transactions contemplated hereunder shall be contingent upon the following:

5.2.1    The other party’s representations and warranties as set forth in, and subject to the terms of, Article 7 below shall be true and correct in all material respects as of the Effective Date and the Closing Date;

5.2.2    As of the Closing Date, the other party shall have performed its obligations hereunder and all deliveries to be made at or before Closing have been tendered;

5.2.3    There shall exist no pending actions, suits, arbitrations, claims, attachments, proceedings, assignments for the benefit of creditors, insolvency, bankruptcy, reorganization or other proceedings, against the other party that would materially and adversely affect the operation or value of the Property or the other party’s ability to perform its obligations under this Agreement;

5.2.4    There shall exist no pending action, suit or proceeding with respect to the other party before or by any court or administrative agency which seeks to restrain or prohibit, or to obtain damages or a discovery order with respect to, this Agreement or the consummation of the transactions contemplated hereby;

5.2.5    The Title Company shall be irrevocably committed to issue the Owner’s Policy in accordance with the provisions of Section 3.3.

5.2.6    AMEX shall not have exercised the Tenant ROFRs (as hereinafter defined); and

5.2.7    Purchaser shall have received, on or before the Closing Date, executed estoppel certificates as described in Section 2.3 of this Agreement.

So long as a party is not in default hereunder, if any condition to such party’s obligation to proceed with the Closing hereunder has not been satisfied as of the Closing Date, such party may, in its sole discretion, terminate this Agreement by delivering written notice to the other party on or before the Closing Date (provided that any notice from any party alleging a failure of a condition shall also give the other party at least five (5) business days to correct or otherwise address the same; provided that no such cure period shall be provided to Seller or Purchaser, as the case may be, on account of the failure to timely deliver the items set forth in Section 5.3 and Section 5.4) or elect to close notwithstanding the non-satisfaction of such condition, in which event such party shall be deemed to have waived any such condition without any adjustment to the Purchase Price; if the party electing to terminate pursuant to this sentence is Purchaser, then such party (i.e., Purchaser) shall also be entitled to a refund of the Earnest Money; however, if the party electing to terminate is Seller, then such party (i.e., Seller) may be entitled to the Earnest Money as liquidated damages only in the event Purchaser breaches its obligation to purchase the Property pursuant to this Agreement (and not for any other breach by Purchaser) and otherwise in accordance with Section 9.4. In the event such party elects to close, notwithstanding the non-satisfaction of such condition, THERE SHALL BE NO LIABILITY ON THE PART OF ANY OTHER PARTY HERETO FOR BREACHES OF COVENANTS, REPRESENTATIONS AND/OR WARRANTIES OF WHICH THE PARTY ELECTING TO CLOSE HAD ACTUAL KNOWLEDGE AT OR PRIOR TO THE CLOSING; provided, however, that the foregoing shall not release or relieve Purchaser from its indemnity and related obligations under this Agreement which survive the Closing. Notwithstanding any termination in accordance with the foregoing and except as provided in the immediately preceding sentence and in Section 7.5, the failure of a condition which also constitutes a breach by a party of an obligation of such party shall not relieve such breaching party from any liability it would otherwise have under this Agreement for such breach.

5.3    Seller’s Deliveries in Escrow. At least one (1) business day prior to the Closing Date, Seller shall deliver in escrow to the Escrow Holder the following:

5.3.1    Deeds. An Arizona special warranty deed in the form attached hereto as (i) Exhibit B-1 with respect to the 3151 Property, and (ii) Exhibit B-2 with respect to the 3202 Property, each executed and acknowledged by the applicable Seller entity, conveying to Purchaser the Real Property described therein, subject to the Permitted Exceptions and such other matters as are permitted or contemplated by the terms of this Agreement, including without limitation all matters of record and matters that would be disclosed by an accurate survey and inspection of the Property (collectively, the “Deeds”);

5.3.2    Quitclaim Bill of Sale and Assignment of Leases. A Quitclaim Bill of Sale and Assignment of Leases in the form attached hereto as (i) Exhibit C-1 with respect to the 3151 Property, and (ii) Exhibit C-2 with respect to the 3202 Property (collectively, the “Assignments”), each executed and acknowledged by the applicable Seller, vesting in Purchaser title to the property described therein, subject, however, to the Permitted Exceptions and other matters permitted by this Agreement, to the extent applicable;

5.3.3    State Law Disclosures. Such disclosures and reports as are required by applicable state and local law in connection with the conveyance of real property;

5.3.4    FIRPTA. A Foreign Investment in Real Property Tax Act affidavit executed by each Seller entity (or, if each or any Seller entity is a disregarded entity, by the other appropriate entity; i.e., an affidavit executed by each Seller entity or another appropriate entity to the effect that Seller or such other entity is not a “foreign person” within the meaning of Internal Revenue Code Section 1445 or successor statutes) substantially in the form of Exhibit D attached hereto or another appropriate form or documentation of exemption (collectively, “FIRPTA Affidavit”); if either Seller entity fails to provide the FIRPTA Affidavit on or before the Closing Date, Seller may instead elect to permit Purchaser to proceed with withholding and remittance to the Internal Revenue Service as provided by federal law;

5.3.5    Authority. Evidence of the existence, organization and authority of each Seller entity and of the authority of the persons executing documents on behalf of each Seller entity reasonably satisfactory to Escrow Holder and Title Company;

5.3.6    Rent Roll. An updated rent roll, in the form of the original Rent Roll, dated as of a date within thirty (30) days of the Closing Date (such updated rent roll shall be provided in and pursuant to the Assignments);

5.3.7    Estoppel Certificates. Any estoppel certificate actually received by Seller related to the transactions described by this Agreement;

5.3.8    Notice to Tenants. With respect to each tenant, a notice regarding the sale in substantially the form of or required by Exhibit G attached hereto executed by each Seller entity (the “Tenant Notices”); and

5.3.9    Additional Documents. Any additional documents that Purchaser, Escrow Holder or Title Company may reasonably require for the proper consummation of the transaction contemplated by this Agreement and not resulting in any additional obligation, liability or duty of or to Seller.

5.4    Purchaser’s Deliveries in Escrow. At least one (1) business day prior to the Closing Date, with the exception of the Purchase Price which Purchaser may deliver on the Closing Date, Purchaser shall deliver in escrow to Escrow Holder the following:

5.4.1    Purchase Price. The Purchase Price, less the Earnest Money that is applied to the Purchase Price, plus or minus applicable prorations as provided for in this Agreement, in immediate, same-day federal funds wired for credit into Escrow Holder’s escrow account;

5.4.2    Quitclaim Bill of Sale and Assignment of Leases. The Assignments, each executed by Purchaser;

5.4.3    State Law Disclosures. Such disclosures and reports as are required by applicable state and local law in connection with the conveyance of real property, including an Affidavit of Property Value pursuant to A.R.S. § 11-1133;

5.4.4    Notice to Tenants. The Tenant Notices executed by Purchaser; and

5.4.5    Additional Documents. Any additional documents that Seller, Escrow Holder or Title Company may reasonably require for the proper consummation of the transaction contemplated by this Agreement and not resulting in any additional obligation, liability or duty of or to Purchaser.

5.5    Closing Statements. No later than the Closing Date, Seller and Purchaser shall deposit with the Escrow Holder executed closing statements consistent with this Agreement in the form required by Escrow Holder. If Seller and Purchaser cannot agree on the closing statement to be deposited as aforesaid because of a dispute over the prorations and adjustments set forth therein, then, the Closing nevertheless shall occur, and the amount in dispute shall be withheld from the Purchase Price and placed in an escrow with Escrow Holder, to be paid out upon the joint direction of the parties or pursuant to court order upon resolution or other final determination of the dispute.
5.6    Title Policy. Title Company shall deliver (or be irrevocably committed to issue) to Purchaser the Owner’s Policy in accordance with the provisions of Section 3.3.
5.7    Possession. Seller shall deliver possession of the Property to Purchaser at the Closing subject only to the Permitted Exceptions and such other matters as are permitted or contemplated by this Agreement, including, without limitation, the rights of tenants under the Leases and the other Permitted Exceptions.
5.8    Delivery of Certain Items. Immediately after the Closing (and subject to Section 2.1), Seller shall deliver to the offices of Purchaser’s property manager (or the Property or such other place as is reasonably convenient for Seller), to the extent in Seller’s (or its Asset Manager’s or Property Manager’s) possession, the following: the original(s) of any Lease(s); keys as well as any security codes for the Property; and any “as-built” plans and specifications and other available plans and specifications relating to the Property.
5.9    Tax Clearance Letters. Prior to the Effective Date, each Seller submitted a Tax Clearance Application to the Arizona Department of Revenue (the “Department”) requesting that the Department issue a Letter of Good Standing (each, a “Letter of Good Standing”) with respect to each Seller. In addition, each Seller is in the process of trying to procure updated letters from the City of Phoenix Financing Department Tax Division stating that no privilege taxes are due and owing to the City of Phoenix by such Seller (each, a “City of Phoenix Clearance Letter”). If, as of the Closing, a particular Seller fails to deliver a Letter of Good Standing and City of Phoenix Clearance Letter to Purchaser dated from and after April 1, 2015, then such Seller shall indemnify, defend and hold Purchaser harmless from any claims asserted by the Department and/or the City of Phoenix with respect privilege taxes due and owing by such Seller to the Department and/or City of Phoenix with respect to the period of time prior to Closing, which indemnity shall survive Closing but shall be rendered null and void upon the issuance and receipt by Purchaser of a Letter of Good Standing and City of Phoenix Clearance Letter with respect to such Seller.
5.10    Reporting Person. Seller and Purchaser hereby designate Escrow Holder as the “Reporting Person” as such term is utilized in Section 6045(e) of the Internal Revenue Code of 1986, as amended. Purchaser agrees to provide Escrow Holder with such information as may be required for Escrow Holder to file a Form 1099 and/or any other required form relative to the Closing with the Internal Revenue Service and/or any other appropriate or applicable governmental agency. Escrow Holder shall provide a copy of the filed Form 1099 and/or any other filed form to Seller and Purchaser simultaneously with it being provided to the Internal Revenue Service or otherwise.
ARTICLE 6: PRORATIONS
6.1    Prorations. Except as otherwise provided herein, the items in this Section 6.1 shall be prorated between Seller and Purchaser as of the close of the day (i.e., 11:59 p.m.) immediately preceding the Closing Date:
6.1.1    Taxes and Assessments. There shall be no proration of general real estate taxes and assessments as the tenants are obligated to pay such taxes and assessments directly to the relevant taxing authority or authorities pursuant to the Leases.
6.1.2    Collected Rent. All collected rent and other income (and any applicable state or local tax on rent) under Leases in effect on the Closing Date; for the purposes of this Subsection 6.1.2, the term “rent” shall mean and include so-called “additional rent,” including, without limitation, any operating expense pass-throughs, so-called “CAM” or common area maintenance charges, and the like. Seller shall be charged with any rentals collected by Seller before Closing but applicable to any period of time after Closing. Uncollected rent and other income shall not be prorated. If Purchaser collects delinquencies after Closing, Purchaser shall apply such rent to the obligations then due and owing to Purchaser for its period of ownership and to reasonable costs of collection actually incurred, remitting the balance, if any, to Seller. Purchaser shall bill and attempt to collect such delinquent rent in the ordinary course of business, but shall not be obligated to engage a collection agency or to take legal action to collect any delinquencies. To the extent not applicable to periods prior to the Closing, rent received by Seller after the Closing shall be immediately forwarded by Seller to Purchaser for disposition in accordance with this Subsection 6.1.2. After the Closing, to the extent rent (or other amounts) payable with respect to a period of time prior to the Closing is delinquent for over forty-five (45) days, Seller shall have the right to seek collection of any such delinquent rents or any other amounts owed by tenants to Seller for or relating to any period prior to the Closing; Seller shall not, however, have the right to bring eviction proceedings against the tenants.

6.1.3    Utilities. There shall be no proration of utilities as the tenants are obligated to pay such utilities directly to the utility providers pursuant to the Leases.
6.1.4    Insurance Policies. Premiums on insurance policies will not be adjusted. As of the Closing Date, Seller will terminate its insurance coverage with respect to the Property and Purchaser will affect its own insurance coverage.
6.1.5    Base Rent Adjustment Proration. At Closing, Seller shall provide Purchaser with a credit in an amount equal to the product of (y) the Base Rent Differential (as hereinafter defined) and (z) the number of months (prorated for any partial month) that will elapse from the Closing Date through July 31, 2015.  The “Base Rent Differential” shall mean $54,725.36. By way of illustration, if the Closing Date were to occur on May 12, 2015, at Closing, Seller would provide Purchaser with a credit, pursuant to this Section 6.1.5, in the amount of $144,757.40 (See Schedule 6.1.5 attached hereto).
6.1.6    Miscellaneous. Such other apportionments and adjustments as are customarily apportioned in similar types of property in the county in which the Property is situated.
6.1.7    Timing. Notwithstanding anything contained in this Agreement to the contrary, in the event that the Closing and the routing of the Purchase Price proceeds by Title Company to Seller's designated account does not occur on or before 12:01 p.m. Pacific Time on the Closing Date, the parties shall re-prorate, such that Seller shall be afforded the income and expenses of the day of Closing, rather than Purchaser.
6.2    Final Adjustments After Closing.

6.2.1    Final Bills and Adjustments. In the event that final bills are not available or cannot be issued prior to Closing for any item being prorated under Section 6.1, then Purchaser and Seller agree to allocate such items on a fair and equitable basis as soon as such bills are available; final adjustment is to be made as soon as reasonably possible after the Closing, but in any event prior to the date that is sixty (60) days after the Closing Date. Payments in connection with the final adjustment shall be due within thirty (30) days of written notice.

6.2.2    Operating Expense Pass-Throughs. Seller, as landlord under the Leases, may currently be collecting from Tenant under the Leases additional rent to cover taxes, insurance, utilities, maintenance and other operating costs and expenses (collectively, “Operating Expense Pass-Throughs”) incurred by Seller in connection with the ownership, operation, maintenance and management of the Property. If Seller has collected estimated payments of Operating Expense Pass-Throughs in excess of or in an amount less than Tenant’s share of such expenses with respect to the period during which Seller owned the Property, then the parties shall make an adjusting payment between them when the correct amounts can be determined, but in any event prior to the date that is sixty (60) days after the Closing Date, subject, however, to the following: For a period not to exceed six (6) months after the Closing Date, Purchaser shall indemnify, defend and hold Seller, as well as Asset Manager and Property Manager, free and harmless of, from and against any and all claims, demands, losses, liabilities, damages, costs and expenses, including, without limitation, reasonable attorneys’ fees, incurred or suffered, arising out of, resulting from or in any way relating to any failure or alleged failure by Purchaser in crediting and/or reimbursing Tenant for an overpayment which overpayment is credited or reimbursed by Seller to Purchaser for further credit or reimbursement hereunder; Purchaser shall make good faith reasonable efforts to collect amounts owing from Tenant to Seller as a result of under- payment (for example, as a result of estimated expenses being less than actual expenses) and shall pay the same to Seller immediately upon (and, in any event, within thirty (30) days of) receipt but such efforts shall not limit Seller’s rights and remedies as provided in Subsection 6.1.2 above.

6.2.3    Survival. Each party’s obligations, liabilities and duties under this Section 6.2 shall survive the Closing.

6.3    Utility Deposits. Seller shall receive a credit for the amount of deposits, if any, with utility companies that are transferable and that are assigned to Purchaser at the Closing.

6.4    Commissions. Each of Seller and Purchaser represent and warrant to the other that it has not dealt with any real estate broker, sales person or finder in connection with this transaction other than Broker. If, but only if, the transaction contemplated by this Agreement is closed, Seller shall pay Broker in accordance with their separate agreement. Purchaser acknowledges and agrees that Broker is an independent contractor and that neither Broker nor any other broker, agent, representative or any other person or entity is authorized to make any agreement or representation for or on behalf of Seller. Additionally, Purchaser acknowledges and agrees that Seller shall not be responsible for the payment of any broker, agent, representative or any other person or entity retained by Purchaser. Subject to the foregoing terms of this Subsection 6.4, in the event of any claim for broker’s or finder’s fees or commissions in connection with the negotiation, execution or consummation of this Agreement or the transactions contemplated hereby, each party shall indemnify and hold harmless the other party from and against any such claim by a broker, finder, agent or other representative claiming by, through or under the indemnifying party. Each party’s obligations, liabilities and duties under this Section 6.4 shall survive the Closing or any termination of this Agreement; however, Seller’s liability under this Section 6.4 shall not be subject to the “Cap” referenced in Section 7.5 of this Agreement.

ARTICLE 7: REPRESENTATIONS AND WARRANTIES

7.1    Seller’s Representations and Warranties. As a material inducement to Purchaser to execute this Agreement and consummate this transaction, Seller represents and warrants to Purchaser as follows:

7.1.1    Organization and Authority. Each Seller is duly organized, validly existing, and in good standing as a corporation in the State of Michigan and is qualified to transact business in the jurisdiction where the Property is located. Seller has the full right and authority and has obtained any and all consents required to enter into this Agreement and to consummate or cause to be consummated the transactions contemplated hereby. This Agreement has been, and all of the documents to be delivered by Seller at the Closing will be, authorized and properly executed and constitutes, or will constitute, as appropriate, the valid and binding obligation of Seller, enforceable in accordance with their terms.

7.1.2    Bankruptcy. No bankruptcy, insolvency, reorganization or similar action or proceeding whether voluntary or involuntary, is pending against Seller.

7.1.3    Conflicts. The execution and delivery of this Agreement by Seller and the consummation by Seller of the transactions contemplated hereby will not (i) violate any judgment, order, injunction, or decree to which Seller is subject, or (ii) conflict with, result in a breach of, or constitute a default under the organizational documents of Seller or any lease, mortgage, loan agreement, covenant, or other agreement or instrument to which Seller is a party or by which Seller is bound.

7.1.4    Pending Actions and Proceedings. Except as set forth in Exhibit F attached hereto or in any material, information or document delivered or otherwise made available by Seller to Purchaser (including, without limitation, in the Property Information), to Seller’s knowledge, Seller has received no written notice that there is any action, suit or proceeding pending against Seller which challenges or impairs Seller’s ability to (i) execute or perform its obligations under this Agreement or (ii) consummate the sale contemplated by this Agreement. As of the Effective Date, Seller has not received any written claims from any Adjacent Property Owner (as hereinafter defined) regarding any material disputes between Seller and such Adjacent Property Owner that remain unresolved except that AMEX, on behalf of an Adjacent Owner, previously contacted PFRS 3202 Behrend Drive Corp. to discuss the encroachment of such Adjacent Owner’s loading dock onto the property owned by PFRS 3202 Behrend Drive Corp. Such encroachment is further addressed in that certain Easement Agreement dated as of September 23, 1997 by and between American Express Travel Related Services Company, Inc. and Mack Beardsley Limited Partnership, recorded with the Maricopa County Recorder on October 14, 1997 as Instrument Number 97-0713898. An “Adjacent Property Owner” shall mean any owner of real property adjacent to the Property, other than any such property owners that are affiliated with Purchaser, Griffin REIT I (as hereinafter defined), or Griffin REIT II (as hereinafter defined).

7.1.5    Withholding Obligation. Seller’s sale of the Property is not subject to any federal, state, or local withholding obligation of Purchaser under the tax laws applicable to Seller or the Property and Seller is not a “foreign person,” “foreign trust” or “foreign corporation” (as those terms are defined in the Internal Revenue Code of 1986, as amended, and related Income Tax Regulations).

7.1.6    Leases. Seller has delivered to Purchaser a true, correct and complete copy of each Lease affecting the Property and all amendments thereto, and except for the Leases, there are no other leases or occupancy agreements applicable to the Property which will be binding on Purchaser after the Closing. To Seller’s knowledge, as of the Effective Date, the Leases are in full force and effect. As of the Effective Date, (i) Seller has not delivered any written notice to any tenants under the Leases alleging a default by such tenant under its particular Lease which remains uncured, and (ii) Seller has not received any written notice from any tenants under the Leases alleging a default by Seller, as landlord, which remains uncured. There are no outstanding tenant improvement allowances owing to the tenants under the Leases.

7.1.7    Violations. Except as set forth in Exhibit F attached hereto, to Seller’s knowledge, Seller has received no written notice from any governmental agency or authority alleging that Seller is responsible or liable for an uncured material violation of any applicable federal, state, county or municipal law, code, rule or regulation with respect to the Property, including, without limitation, any applicable zoning laws, or stating that any investigation has been commenced or is contemplated regarding any of the same, which were caused as a result of or which arise out of, result from or relate to Seller’s (including Seller’s agents) ownership, operation, maintenance (or failure to maintain), repair (or failure to repair), use, improvement (or failure to improve), development and/or re-development of the Property, including, without limitation, any demolition, grading, soil compaction, construction and/or reconstruction thereon or related thereto. Seller has not received any written notice from a governmental authority of any pending or threatened condemnation proceedings affecting the Property, or any part thereof.

7.1.8    Environmental Condition. Except as set forth in any material, information or document delivered by Seller to Purchaser (including, without limitation, in the Property Information), Seller, to Seller’s knowledge, has received no written notice from any governmental agency or authority that any Hazardous Materials are stored, used or located at the Property in violation of any Environmental Law.  For the purposes of this Agreement, the term “Hazardous Materials” mean any chemical, substance, waste, material, equipment, or fixture defined as hazardous, toxic, a pollutant, a contaminant, or otherwise regulated under any Environmental Law, including but not limited to petroleum, including crude oil or any fraction thereof, natural gas, natural gas liquids, liquefied natural gas or synthetic gas useable for fuel (or mixtures of natural gas or synthetic gas).  The term “Environmental Law” includes without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. Section 6901, et seq.), the Resources Conservation and Recovery Act of 1976 (42 U.S.C. Section 6901, et seq.), the Clean Water Act (33 U.S.C. Section 1251, et seq.), the Safe Drinking Water Act (49 U.S.C. Section 1801, et seq.), the Hazardous Transportation Act (42 U.S.C. Section 6901, et seq.), and the Toxic Substance Control Act (15 U.S.C. Section 2601, et seq.), or any other similar federal, state or local laws, regulations, rules or ordinances relating to environmental matters.

7.1.9    Leasing Commissions. Seller is not a party to nor is bound by any lease brokerage agreements, leasing commission agreements or other agreements providing for payments of any amounts for leasing activities or procuring tenants with respect to the Property owned by such Seller or any portion or portions thereof.

7.1.10    Anti-Terrorism. Seller (i) is not a person, group, entity or nation described in Section 1 of Executive Order 13224 - Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism - 66 Fed. Reg. 49079 (dated September 23, 2001, effective September 24, 2001), (ii) is not a (and is not acting, directly or indirectly, for or on behalf of any) person, group, entity or nation designated by any Executive Order or the United States Treasury Department as a terrorist, a “Specially Designated National” or “Blocked Person,” or other banned or blocked person, group, entity or nation pursuant to any applicable laws (i.e., any and all applicable laws, codes, ordinances, orders, rules, regulations and requirements of all federal, state, county, municipal and other governmental authorities and the departments, commissions, boards, bureaus, instrumentalities and officers thereof) that are administered or enforced by the Office of Foreign Assets Control, (iii) is not initiating, facilitating or engaging in the transaction contemplated by this Agreement, directly or indirectly, for or on behalf of any such person, group, entity or nation, and (iv), to Seller’s knowledge, does not engage in any dealings or transactions, and is not otherwise associated, with any such person, group, entity or nation.

7.2    Purchaser’s Representations and Warranties. As a material inducement to Seller to execute the Agreement and consummate this transaction, Purchaser represents and warrants to Seller as follows:

7.2.1    Organization and Authority. Purchaser is duly organized and validly existing as a corporation in good standing in the State of California and, prior to the Closing, Purchaser (or its assignee) shall be in good standing and qualified to do business in the State of Arizona. Purchaser (including any permitted assignee, designee or nominee) has the full right and authority and has obtained any and all consents required to enter into this Agreement and to consummate or cause to be consummated the transactions contemplated hereby. This Agreement has been, and all of the documents to be delivered by Purchaser (including any permitted assignee, designee or nominee) at the Closing will be, authorized and properly executed and constitutes, or will constitute, as appropriate, the valid and binding obligation of Purchaser (including, if appropriate, any permitted assignee, designee or nominee), enforceable in accordance with their terms.

7.2.2    Conflicts and Pending Actions. There is no agreement to which Purchaser (including any permitted assignee, designee or nominee) is a party or, to Purchaser’s knowledge, binding on Purchaser (including any permitted assignee, designee or nominee) which is in conflict with this Agreement. There is no action or proceeding pending or, to Purchaser’s knowledge, threatened against Purchaser (including any permitted assignee, designee or nominee) which challenges or impairs Purchaser’s ability to execute or perform the obligations of Purchaser (including any permitted assignee, designee or nominee) under this Agreement.

7.2.3    Anti-Terrorism. Purchaser (i) is not a person, group, entity or nation described in Section 1 of Executive Order 13224 - Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism - 66 Fed. Reg. 49079 (dated September 23, 2001, effective September 24, 2001), (ii) is not a (and is not acting, directly or indirectly, for or on behalf of any) person, group, entity or nation designated by any Executive Order or the United States Treasury Department as a terrorist, a “Specially Designated National” or “Blocked Person,” or other banned or blocked person, group, entity or nation pursuant to any applicable laws (i.e., any and all applicable laws, codes, ordinances, orders, rules, regulations and requirements of all federal, state, county, municipal and other governmental authorities and the departments, commissions, boards, bureaus, instrumentalities and officers thereof) that are administered or enforced by the Office of Foreign Assets Control, (iii) is not initiating, facilitating or engaging in the transaction contemplated by this Agreement, directly or indirectly, for or on behalf of any such person, group, entity or nation, and (iv), to Purchaser’s knowledge, does not engage in any dealings or transactions, and is not otherwise associated, with any such person, group, entity or nation.

7.2.4    ERISA. Either (i) Purchaser is not an “employee benefit plan” within the meaning of 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”), as amended, a “plan” within the meaning of Section 4975 of the Internal Revenue Code of 1986 as amended (the “Code”), or an entity deemed to hold “plan assets” within the meaning of 29 C.F. R. §2510.3-101 (as modified by Section 3(42) of ERISA); or (ii) Purchaser is represented in connection with the transactions contemplated herein by an investment manager that qualifies as a “qualified professional asset manager” as defined in Department of Labor Prohibited Transaction Exemption 84-14 (the “QPAM Exemption”), and each of the conditions of the QPAM Exemption are satisfied and will, throughout the term of the Agreement, be satisfied such that none of the transactions contemplated hereunder between Purchaser and Seller will constitute a nonexempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

7.2.5    Significant Competitor. Neither Purchaser nor any Subsidiary (as defined in the Leases) or Affiliate (as defined in the Leases) of Purchaser is a Significant Competitor (as defined in the Leases), directly or indirectly, of the tenants or any Affiliate of the tenants.

7.3    Survival of Representations and Warranties. The representations and warranties set forth in this Article 7 are made as of the Effective Date (or such earlier date as Seller executes this Agreement) and are remade as of the Closing Date and shall not be deemed to be merged into or waived by the instruments of Closing, but shall survive the Closing for a period of only six (6) months (the “Survival Period”), at which time, except as otherwise specifically provided herein, they shall terminate; provided, however, that Purchaser’s representations and warranties set forth in Subsection 7.2.3 shall survive indefinitely and shall not be subject to the foregoing limitation; provided, further, that, prior to the Closing, Seller may update its representations and warranties from time to time upon learning of any new, different or changed information; and, in such event, the remaking of Seller’s representations and warranties as of the Closing Date shall be as so updated; and, in the event Seller does so update its representations and warranties, and the same is not caused or contributed to by any act or omission by Purchaser (including without limitation, Purchaser’s agents, representatives, employees and consultants), and the same results in the disclosure of a material adverse change that is not permitted or contemplated by this Agreement, then, within three (3) business days of Purchaser’s receipt of such update (but, in any event, prior to the Closing, which shall, if necessary, be extended to give Purchaser three (3) business days to respond), Purchaser may, upon written notice to Seller and Escrow Holder, terminate this Agreement as its sole and exclusive remedy; if this Agreement terminates pursuant to the immediately preceding provision, then such termination shall be in accordance with the last four (4) sentences of Subsection 2.2.1. Except as expressly and specifically otherwise provided herein (i.e., in the first proviso in the immediately preceding sentence referring to Subsection 7.2.3), Seller and Purchaser shall have the right to bring an action thereon only if Seller or Purchaser, as the case may be, files such action within the Survival Period and delivers written notice to the other party, prior to the expiration of the Survival Period, that such action has been commenced; the parties hereby acknowledging and agreeing as well as otherwise confirming that, except as expressly and specifically provided in the first proviso in the immediately preceding sentence, it is their intent to limit the period of time within which to bring an action, so that claims must be filed and notice provided in accordance with the time periods specified herein regardless of any applicable statute of limitations. Each party agrees to defend and indemnify the other against any claim, liability, damage or expense asserted against or suffered by such other party arising out of the breach or inaccuracy of any such representation or warranty; provided, however, that Purchaser shall have no right to bring a cause of action or to seek indemnification for a breach of a representation or warranty unless (i) the damage to Purchaser on account of such breach (individually or when combined with damages from other breaches) equals or exceeds $100,000.00 (the “Floor Amount”), (ii) such action is permitted under Section 7.5, and (iii) such action is timely filed (and written notice of the commencement of such action is provided to the other party) in accordance with this Section 7.3. Additionally, in no event shall Seller’s liability under this Agreement exceed, and Seller’s liability shall be “capped” at, $1,500,000.00, all in accordance with Section 7.5.

7.4    Knowledge. Terms such as “to Seller’s knowledge,” “to the best of Seller’s knowledge” or like phrases, when used in this Article 7 (or elsewhere in this Agreement), mean only the actual personal knowledge of David Hubbs and Dan O’Hare, who are employees of Asset Manager, without imputation and without any duty of inquiry or investigation; provided, however, that so qualifying Seller’s knowledge shall in no event give rise to any personal obligation, liability or duty on the part of David Hubbs, Dan O’Hare, Asset Manager or any other trustee, director, officer, employee, representative or agent of Seller or Asset Manager on account of any breach of any representation or warranty made by Seller herein. Terms such as “to Purchaser’s knowledge,” “to the best of Purchaser’s knowledge” or like phrases, when used in this Article 7 (or elsewhere in this Agreement), mean only the actual personal knowledge of Louis Sohn, without imputation and without any duty of inquiry or investigation; provided, however, that so qualifying Purchaser’s knowledge shall in no event give rise to any personal obligation, liability or duty on the part of Louis Sohn or any other trustee, director, officer, employee, representative or agent of Purchaser on account of any breach of any representation or warranty made by Purchaser herein.

7.5    Cap on Liability; Survival. Notwithstanding anything to the contrary contained in this Agreement, including without limitation the indemnity from Seller in favor of Purchaser set forth in Section 7.3, except as specifically provided in Section 8.1, NO CLAIM FOR A BREACH OF ANY REPRESENTATION, WARRANTY OR COVENANT OF SELLER SHALL BE ACTIONABLE OR PAYABLE IF THE BREACH IN QUESTION WAS KNOWN TO PURCHASER PRIOR TO CLOSING. If a breach of any representation, warranty, or covenant of Seller occurs or becomes known to Purchaser after Closing, a claim for a breach of any representation, warranty or covenant of Seller shall be actionable only if the valid claims for all such breaches collectively aggregate more than the Floor Amount, in which event the full amount of such claim shall be actionable up to the Cap, and provided written notice containing a description of the specific nature of such breach shall have been given by Purchaser to Seller prior to the expiration of the Survival Period set forth in Section 7.3 and an action shall have been commenced by Purchaser against Seller prior to the expiration of the Survival Period and written notice of the commencement of such action shall have been delivered to Seller by Purchaser prior to the expiration of the Survival Period; again, the parties hereby acknowledging and otherwise confirming that it is their intent as well as Purchaser's agreement to limit the period of time within which Purchaser may bring an action, so that claims, if they may be brought at all, must be filed (and written notice thereof delivered to Seller) in accordance within the time periods specified herein, regardless of any applicable statute of limitations. As used herein, the term “Cap” shall mean the total aggregate amount of $1,500,000.00. In no event shall Seller’s aggregate liability to Purchaser for breach of any representation, warranty or covenant of Seller in this Agreement, in any certificate, instrument or other document delivered by Seller in connection with this Agreement, the Closing, or otherwise, exceed the amount of the Cap. Notwithstanding the foregoing, however, neither the Cap nor the Floor Amount shall apply to or limit Seller’s liability (i) under Section 5.9 above, Section 6.2 above, Section 6.4 above, and Section 10.9 below or (ii) for fraud.

ARTICLE 8: DEFAULT AND REMEDIES

8.1    Seller’s Default. If this transaction fails to close as a result of Seller’s default, and such default is not cured by Seller within five (5) business days after receipt of written notice from Purchaser specifying the nature of the default, then Purchaser, as Purchaser’s sole and exclusive remedy hereunder, may elect to:

(i) terminate this Agreement by delivering written notice of Purchaser's election to terminate to Seller and Escrow Holder, in which event the Earnest Money (and all interest thereon) shall be returned immediately to Purchaser and Seller shall promptly reimburse Purchaser for its actual reasonable third party out of pocket expenses incurred in connection with this Agreement and the transactions contemplated hereby (including, but, not limited to reasonable attorneys’ fees and expenses) up to Seventy-Five Thousand Dollars ($75,000.00) and neither party shall have any rights, duties or obligations hereunder other than the obligations and rights set forth herein that expressly survive the termination of this Agreement; or
(ii) complete the purchase of the Property, in which event Purchaser waives its right to seek reimbursement from Seller for all of its damages incurred as a result of Seller’s breach hereunder; or
(iii) waive any claim for damages (other than pursuant to Section 10.9 below) and file an action (the "Specific Performance Action") for specific performance of this Agreement to compel Seller to close. Seller expressly waives its right to demand that Purchaser post a bond to proceed with the Specific Performance Action.
With respect to any post-Closing breach of any obligation under this Agreement that expressly survives Closing, Purchaser shall be entitled to pursue all remedies available at law and in equity other than a claim for consequential, punitive or incidental damages, subject to the limitations imposed in Section 7.3 and Section 7.5 of this Agreement.
8.2    Purchaser’s Default. In the event Purchaser breaches its obligation to purchase the Property pursuant to this Agreement, then (in accordance with, but subject to, Section 9.4 below) Seller’s sole remedy in (i.e., with respect to) such event shall be to terminate this Agreement and to receive and retain the Earnest Money as liquidated damages, Seller waiving all other rights or remedies in the event of (i.e., in connection with) such breach by Purchaser. The parties acknowledge that Seller’s actual damages in the event of Purchaser’s breach of its obligation to purchase the Property under this Agreement will be difficult to ascertain, and that such liquidated damages represent the parties’ best estimate of such damages. Notwithstanding the foregoing, any right of Seller to liquidated damages shall be in addition to and not in lieu of any indemnity obligation, liability or duty of Purchaser and such other obligations, liabilities and duties as are provided and/or referenced in Section 9.4. In the event of a default by Purchaser which does not result in a failure to close, Seller shall, subject to the terms of Section 7.3, have all rights and remedies provided by this Agreement as well as those provided by law and equity.

8.3    Other Expenses. If this Agreement is terminated due to the default of a party, then the defaulting party shall pay or reimburse the other party, as appropriate, for any fees or charges due to the Escrow Holder for holding the Earnest Money as well as any escrow cancellation or termination fees or charges and any fees or charges due to the Title Company for preparation, termination and/or cancellation of the Title Commitment. Each party’s obligations, liabilities and duties pursuant to this Section 8.3 shall survive the termination of this Agreement. Additionally, any obligation, liability or duty of Purchaser under this Section 8.3 shall be in addition to Purchaser’s obligations, liabilities and duties as set forth in Section 8.2 and Section 9.4.
ARTICLE 9: EARNEST MONEY PROVISIONS
9.1    Investment and Use of Funds. Escrow Holder shall invest the Earnest Money in a federally insured interest-bearing account or accounts satisfactory to Purchaser (as provided in Section 1.3 above), shall not commingle the Earnest Money with any funds of Escrow Holder or others, and shall promptly provide Purchaser and Seller with confirmation of the investments made. If the Closing under this Agreement occurs, and the Earnest Money (or any portion of it) has not previously been released to Seller, Escrow Holder shall deliver the Earnest Money (or any portion of it) to Seller on the Closing Date.
9.2    Termination Before Expiration of Due Diligence Period. If Purchaser elects to terminate this Agreement prior to the expiration of the Due Diligence Period pursuant to Subsection 2.2.1, Escrow Holder shall pay the entire Earnest Money (including interest earned thereon) to Purchaser without further authorization from Seller and this Agreement shall thereupon terminate. No notice to Escrow Holder from Seller shall be required for the release of the Earnest Money to Purchaser by Escrow Holder in accordance with the immediately preceding sentence.
9.3    After Expiration of Due Diligence Period. After expiration of the Due Diligence Period (and except as provided in Subsection 2.2.1, Section 2.3, Section 3.2, Section 4.2, Section 4.3, Section 7.3, Section 8.1, Section 8.2, and Section 9.4 or elsewhere in this Agreement), Escrow Holder shall retain the Earnest Money until it receives written instructions executed by both Seller and Purchaser as to the disposition and disbursement of the Earnest Money, or until ordered by final court order, decree or judgment, which is not subject to appeal, to deliver the Earnest Money to a particular party(ies), in which event the Earnest Money shall be delivered in accordance with such notice, instruction, order, decree or judgment. Section 9.4 shall be considered Seller’s and Purchaser’s executed written instructions to Escrow Holder with respect to the matters set forth therein.
9.4    LIQUIDATED DAMAGES. PURCHASER AND SELLER ACKNOWLEDGE AND AGREE THAT: (I) IT WOULD BE IMPRACTICAL OR EXTREMELY DIFFICULT TO DETERMINE SELLER’S ACTUAL DAMAGES RESULTING FROM PURCHASER’S BREACH OF ITS OBLIGATION TO PURCHASE THE PROPERTY UNDER THIS AGREEMENT, WHICH DAMAGES WOULD INCLUDE, BUT NOT BE LIMITED TO, SELLER’S LOST SALE OPPORTUNITIES DURING THE PERIOD THAT THE PROPERTY IS TAKEN OFF THE MARKET; AND (II), TAKING INTO ACCOUNT ALL OF THE CIRCUMSTANCES EXISTING ON THE EFFECTIVE DATE, THE EARNEST MONEY IS A REASONABLE ESTIMATE OF SELLER’S ACTUAL DAMAGES IN SUCH EVENT. CONSEQUENTLY, IN THE EVENT PURCHASER BREACHES ITS OBLIGATION TO PURCHASE THE PROPERTY UNDER THIS AGREEMENT AND EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED IN THIS AGREEMENT, SELLER’S SOLE AND EXCLUSIVE REMEDY SHALL BE TO TERMINATE THIS AGREEMENT AND TO RECEIVE (ANY PORTION OF THE EARNEST MONEY NOT PREVIOUSLY RELEASED TO SELLER) AND RETAIN THE (ENTIRE) EARNEST MONEY; PURCHASER SHALL MAKE, GIVE, JOIN IN, EXECUTE AND/OR DELIVER TO ESCROW HOLDER ANY INSTRUMENT REQUIRED IN THIS REGARD. THE FOREGOING PROVISIONS (AND ANY OTHER SIMILAR PROVISIONS SET FORTH IN THIS AGREEMENT) SHALL, HOWEVER, IN NO WAY LIMIT (A) PURCHASER’S INDEMNITY AND/OR RELATED OR SIMILAR OBLIGATIONS, LIABILITIES OR DUTIES (E.G., PURCHASER’S OBLIGATION, LIABILITY AND DUTY TO INDEMNIFY, DEFEND AND/OR HOLD HARMLESS AS PROVIDED IN SECTION 2.2, SECTION 6.4 AND/OR ELSEWHERE IN THIS AGREEMENT), (B) ANY OBLIGATION, LIABILITY OR DUTY OF PURCHASER TO RETURN, DELIVER, ASSIGN, TRANSFER OR MAKE AVAILABLE TO SELLER DOCUMENTS, LICENSES, PERMITS, RESULTS OF DUE DILIGENCE OR OTHER INVESTIGATIONS AND THE LIKE, INCLUDING WITHOUT LIMITATION THE PROPERTY INFORMATION AND THE REPORTS, (C) SECTION 8.3 OR (D) SECTION 10.9, AS SET FORTH IN THIS AGREEMENT ((A), (B), (C) AND (D), COLLECTIVELY, THE “OTHER OBLIGATIONS”), IT BEING THE EXPRESS INTENTION OF THE PARTIES THAT THE LIQUIDATED DAMAGES PROVIDED HEREIN SHALL APPLY TO PURCHASER’S FAILURE TO CLOSE, BUT SHALL NOT LIMIT THE OTHER OBLIGATIONS, LIABILITIES AND DUTIES OF PURCHASER SET FORTH AND/OR REFERENCED HEREINABOVE. SELLER AND PURCHASER ACKNOWLEDGE THEY HAVE READ AND UNDERSTAND THE PROVISIONS OF THIS ARTICLE 9 AND BY THEIR INITIALS IMMEDIATELY BELOW AGREE TO BE BOUND BY ITS TERMS:
Purchaser: /s/ ME
(Initials)

Seller: /s/ KA
(Initials)

9.5    Interpleader. Seller and Purchaser agree that, in the event of any controversy regarding the Earnest Money, unless mutual written instructions are received by Escrow Holder directing the Earnest Money’s disposition, Escrow Holder shall not take any action, but instead shall await the disposition of any proceeding relating to the Earnest Money or, at Escrow Holder’s option, Escrow Holder may interplead all parties and deposit the Earnest Money with a court of competent jurisdiction (in the county in which the Real Property is located) in which event Escrow Holder may recover all of its court costs and reasonable attorneys’ fees. Seller or Purchaser, whichever loses in any such interpleader action, shall be solely obligated to pay such costs and fees of Escrow Holder, as well as the reasonable attorneys’ fees of the prevailing party in accordance with the other provisions of this Agreement. Each party’s obligations, liabilities and duties under this Section 9.5 shall survive the termination of this Agreement.

9.6    Liability of Escrow Holder. The parties acknowledge that Escrow Holder is acting solely as a stakeholder at their request and for their convenience, that Escrow Holder shall not be deemed to be the agent of either Purchaser or Seller, and that Escrow Holder shall not be liable to either of the parties for any action or omission on its part taken or made in good faith, and not in disregard of this Agreement, but shall be liable for its negligent acts and for any loss, cost or expense incurred by Seller or Purchaser resulting from Escrow Holder’s mistake of law respecting Escrow Holder’s scope or nature of its duties. Seller and Purchaser shall jointly and severally indemnify and hold Escrow Holder harmless from and against all costs, claims and expenses, including reasonable attorneys’ fees, incurred in connection with the performance of Escrow Holder’s duties hereunder, except with respect to actions or omissions taken or made by Escrow Holder in bad faith, in disregard of this Agreement or involving negligence on the part of Escrow Holder.

ARTICLE 10: MISCELLANEOUS

10.1    Purchaser Bound. Purchaser shall not be entitled to assign its rights in, to and under this Agreement without the prior written consent of Seller, which consent may be withheld in Seller’s sole discretion. Notwithstanding the foregoing, Purchaser shall be entitled to assign its rights in, to and under this Agreement to an Affiliate of Purchaser, Griffin Capital Essential Asset REIT, Inc. (“Griffin REIT I”), Griffin Capital Essential Asset REIT II, Inc. (“Griffin REIT II”), and/or any entity wholly owned by either Griffin REIT I or Griffin REIT II; in each case without the prior written consent of Seller; provided however (a) no such assignment shall be effective or binding on Seller until written notice thereof has been delivered to Seller, (b) the assignee executed and delivers an assignment and assumption agreement in which such assignee assumes all of Purchaser’s rights, duties and obligations under this Agreement, (c) such assignment will not release Purchaser from its primary obligation for the payment and performance of all obligations of the Purchaser under this Agreement and (d) Affiliate confirming (in writing) to Seller, on behalf of Affiliate (as if Affiliate is Purchaser), Purchaser’s representations and warranties as set forth in Section 6.4 and Section 7.2. For purposes of this Section 10.1, the term “Affiliate” means (i) an entity that directly or indirectly controls, is controlled by or is under common control with the Purchaser or (ii) an entity at least a majority of whose economic interest is directly or indirectly owned by Purchaser; and the term “control” means the power to direct the management of such entity through voting rights, ownership or contractual obligations.

10.2    Headings. The article, section, subsection, paragraph and/or other headings of this Agreement are for convenience only and in no way limit or enlarge the scope or meaning of the language hereof.

10.3    Invalidity and Waiver. If any portion of this Agreement is held invalid or inoperative, then, so far as is reasonable and possible, the remainder of this Agreement shall be deemed valid and operative, and, to the greatest extent legally possible, effect shall be given to the intent manifested by the portion held invalid or inoperative. The failure by either party to enforce against the other any term or provision of this Agreement shall not be deemed to be a waiver of such party’s right to enforce against the other party the same or any other such term or provision in the future.

10.4    Governing Law. This Agreement shall, in all respects, be governed, construed, applied, and enforced in accordance with the law of the State in which the Real Property is located (i.e., Arizona).

10.5    Survival. Subject to the limitations set forth in and except as otherwise specifically provided by this Agreement, the provisions of this Agreement that contemplate performance after the Closing (and, if no specific survival period is expressly set forth herein, the covenants, agreements, indemnities, representations, warranties and other undertakings of Seller shall survive the Closing for only the period during which Seller’s representations and warranties survive the Closing in accordance with Section 7.3 above) and the obligations of the parties not fully performed at the Closing shall survive the Closing and shall not be deemed to be merged into or waived by the instruments of Closing.

10.6    Entirety and Amendments. This Agreement embodies the entire agreement between the parties and supersedes all prior agreements and understandings relating to the Property. This Agreement may be amended or supplemented only by an instrument in writing executed by the party against whom enforcement is sought.

10.7    Time. Time is of the essence in the performance of this Agreement.

10.8    Confidentiality. Purchaser shall, at all times, comply with the confidentiality obligations imposed in the Leases. In addition, Purchaser and Seller (as applicable) shall make no public announcement or disclosure of (i) any information related to this Agreement, including without limitation the Property Information, the Reports and the results of Purchaser’s due diligence examinations, inspections and investigations, as well as the identity of Seller (or Seller’s managers, members or affiliates, including without limitation, Seller’s real estate investment advisor; i.e., Asset Manager) or (ii) the amount of the Purchase Price, to outside brokers, third parties or the public, before or after the Closing and whether or not the Closing occurs, without the prior written specific consent of the other party; provided, however, that Purchaser may make disclosure of this Agreement to the Permitted Parties (as defined below) to the extent necessary to perform Purchaser’s obligations and due diligence tests and studies hereunder and either party may make such disclosure as may be required under laws or regulations (including, without limitation, any rules or regulations of the United States Securities and Exchange Commission) applicable to the relevant Permitted Party. Purchaser shall be responsible for advising each Permitted Party of the confidential nature of all information related to this Agreement and each of the provisions of this Agreement. Purchaser shall cause each Permitted Party to hold and treat all information related to this Agreement and each of the provisions of this Agreement strictly confidential and otherwise in a manner consistent with the provisions of this Agreement applicable to Purchaser. “Permitted Parties” is defined as Purchaser’s lenders, attorneys, accountants, consultants, contractors, brokers, investors, creditors, officers, employees and agents; and each of such Permitted Parties is a “Permitted Party.” Purchaser’s and Seller’s obligations, liabilities and duties under this Section 10.8 shall survive the Closing as well as any termination of this Agreement.

10.9    Attorneys’ and Other Fees. Should either party institute any action or proceeding to enforce or interpret this Agreement or any provision hereof, for damages by reason of any alleged breach of this Agreement or any provision hereof, or for a declaration of rights hereunder, the prevailing party in any such action or proceeding shall be entitled to receive from the other party all costs and expenses, including actual attorneys’ and other fees, reasonably incurred in good faith by the prevailing party in connection with such action or proceeding. The term “attorneys’ and other fees” shall mean and include attorneys’ fees, accountants’ fees, and any and all consultants and other similar fees incurred in connection with the action or proceeding and preparations therefor. The term “action or proceeding” shall mean and include actions, proceedings, suits, arbitrations, appeals and other similar proceedings. The obligations of the parties set forth in this Section 10.9 shall survive the Closing as well as any termination of this Agreement.

10.10    Notices. All notices required or permitted hereunder shall be in writing and shall be served on the parties at the addresses set forth in Section 1.1.1. Any such notices shall be either (i) sent by overnight delivery using a nationally recognized overnight courier, in which case notice shall be deemed delivered upon receipt or rejection of delivery, (ii) sent by United States Mail, certified with return receipt requested, in which case notice shall be deemed delivered upon receipt or rejection of delivery, or (iii) sent by facsimile or electronic mail, in which case, within one (1) business day thereof, a courtesy copy notice shall be sent in the manner provided in provision (i) or provision (ii) of this Section 10.10, and such notice shall be deemed delivered to the extent such facsimile or electronic mail is delivered during regular business hours (i.e., between (9:00 a.m. and 5:00 p.m. Pacific Time) on a regular business day (i.e., Monday through Friday, inclusive, but excluding holidays) or at 9:00 a.m. Pacific Time on the next regular business day to the extent such facsimile or electronic mail is delivered (a) after regular business hours on a regular business day or (b) on a day other than a regular business day. A party’s address may be changed by written notice to the other party; provided, however, that no notice of a change of address shall be effective until actual receipt (or refusal of acceptance of delivery) of such notice. Copies (including any courtesy copies provided for in provision (iii) of this Section 10.10) of notices are for informational purposes only, and a failure to give or receive copies of any notice shall not be deemed a failure to give notice. Notices given by Purchaser’s counsel shall be deemed given by Purchaser and notices given by Seller’s counsel shall be deemed given by Seller.

10.11    Construction.

10.11.1    The parties acknowledge and agree that the parties and/or their counsel have reviewed, negotiated and revised this Agreement and agree that the normal rule of construction (to the effect that any ambiguities are to be resolved against the drafting party) shall not be employed in the interpretation of this Agreement or any exhibits or amendments hereto.

10.11.2    If any words or phrases in this Agreement shall have been stricken out or otherwise eliminated, whether or not any other words or phrases have been added, this Agreement shall be construed as if the words or phrases so stricken out or otherwise eliminated were never included in this Agreement and no implication or reference shall be drawn from the fact that said words or phrases were so stricken out or otherwise eliminated.

10.12    Calculation of Time Periods. Unless otherwise specified, in computing any period of time described herein, the day of the act or event after which the designated period of time begins to run is not to be included and the last day of the period so computed is to be included, unless such last day is a Saturday, Sunday or legal holiday for national banks in the State of New York, in which event the period shall run until the end of the next day which is not a Saturday, Sunday, or legal holiday. The last day of any period of time described herein shall be deemed to end at 5:00 p.m. Pacific Time, unless otherwise expressly provided for herein. For purposes hereof, the term “day” means a calendar day, and the term “business day” means any day that is not a Saturday, Sunday or legal holiday on which commercial banks are generally open for business in the State of New York.

10.13    Intentionally Omitted.

10.14    Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of such counterparts shall constitute one Agreement. To facilitate execution of this Agreement, the parties may execute and exchange, by electronic pdf or otherwise, counterparts of the signature page(s).

10.15    Limitation of Liability. Any obligation or liability of Purchaser or Seller whatsoever which may arise at any time under this Agreement or any obligation or liability which may be incurred by Purchaser or Seller pursuant to any other instrument, transaction or undertaking contemplated hereby shall be satisfied, if at all, out of Purchaser’s or Seller’s assets only. No obligation or liability shall be personally binding upon, nor shall resort for the enforcement thereof be had to, the property of any of Purchaser’s or Seller’s limited partners, managers, members, trustees, officers, directors, employees, shareholders, representatives or agents (including, without limitation, Asset Manager and Property Manager), regardless of whether such obligation or liability is in the nature of contract, tort or otherwise. In addition, no party shall be liable for any indirect, incidental, special, consequential, or punitive damages of any nature or kind resulting from or in connection with this Agreement. The terms and conditions of this Section 10.15 of the Agreement shall survive the Closing.

10.16    Further Assurances. In addition to the acts and deeds recited herein and contemplated to be performed, executed and/or delivered by either party at Closing, each party agrees to perform, execute and deliver, but without any obligation to incur any additional liability or expense, on or after the Closing any further deliveries and assurances as may be reasonably necessary to consummate the transactions contemplated hereby or to further perfect the conveyance, transfer and assignment of the Property to Purchaser. The parties’ obligations, liabilities and duties under this Section 10.16 shall survive the Closing.

10.17    No Reliance on Documents or Statements. Except as expressly stated herein, Seller makes no representation or warranty as to the truth, accuracy or completeness of any materials, data or information delivered by Seller to Purchaser in connection with the transaction contemplated hereby. Purchaser acknowledges and agrees that all materials, data and information delivered by Seller to Purchaser in connection with the transaction contemplated hereby are provided to Purchaser as a convenience only and that any reliance on or use of such materials, data or information by Purchaser shall be at the sole risk of Purchaser, except as otherwise expressly stated herein. Without limiting the generality of the foregoing provisions, Purchaser acknowledges and agrees that (i) any reports or other information with respect to the Property which are delivered or otherwise made available by Seller to Purchaser shall be for general informational purposes only, (ii) Purchaser shall not have any right to rely on any such reports and/or information delivered or otherwise made available by Seller to Purchaser, but rather will rely on its own inspections and investigations of the Property and any reports commissioned by Purchaser with respect thereto, (iii) Purchaser shall not have any right to rely on any statements made by a representative of Seller, including without limitation, the Property Manager, any leasing agent or employee of Seller, and (iv) neither Seller, any affiliate of Seller nor the person or entity which prepared any such reports and/or information delivered or otherwise made available by Seller to Purchaser shall have any liability to Purchaser for any inaccuracy in or omission from any such reports and/or information.

10.18    DISCLAIMERS AND RELEASES.

10.18.1    EXCEPT AS EXPRESSLY AND SPECIFICALLY SET FORTH IN THIS AGREEMENT OR IN ANY DOCUMENT WHICH IS BOTH EXECUTED BY SELLER AND DELIVERED TO PURCHASER AT CLOSING, IT IS UNDERSTOOD AND AGREED THAT SELLER IS NOT MAKING AND HAS NOT AT ANY TIME MADE ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR CHARACTER, EXPRESSED OR IMPLIED, ORAL OR WRITTEN, PAST, PRESENT OR FUTURE, AS TO, CONCERNING OR WITH RESPECT TO THE PROPERTY OR ANY OTHER MATTER WHATSOEVER, INCLUDING, BUT NOT LIMITED TO, ANY REPRESENTATIONS OR WARRANTIES AS TO HABITABILITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE

(OTHER THAN ANY SELLER’S LIMITED WARRANTY(IES) OF OR WITH RESPECT TO TITLE, IF ANY, TO BE SET FORTH IN THE DEEDS), ZONING, TAX CONSEQUENCES, LATENT OR PATENT PHYSICAL OR ENVIRONMENTAL CONDITION (INCLUDING, WITHOUT LIMITATION, DEFECTS), UTILITIES, OPERATING HISTORY OR PROJECTIONS, VALUATION, GOVERNMENTAL APPROVALS, THE COMPLIANCE OF THE PROPERTY WITH LAWS (INCLUDING, WITHOUT LIMITATION, THE ABSENCE OR PRESENCE OF HAZARDOUS MATERIALS OR COMPLIANCE WITH ENVIRONMENTAL LAWS), THE TRUTH, ACCURACY OR COMPLETENESS OF THE PROPERTY INFORMATION, DOCUMENTS OR ANY OTHER ITEM PROVIDED BY OR ON BEHALF OF SELLER TO PURCHASER, OR ANY OTHER MATTER OR THING REGARDING THE PROPERTY OR OTHERWISE. PURCHASER ACKNOWLEDGES AND AGREES THAT, EXCEPT TO THE EXTENT EXPRESSLY AND SPECIFICALLY PROVIDED OTHERWISE IN THIS AGREEMENT AND ANY DOCUMENT WHICH IS BOTH EXECUTED BY SELLER AND DELIVERED TO PURCHASER AT CLOSING, (I) SELLER SPECIFICALLY NEGATES AND DISCLAIMS ANY REPRESENTATIONS, WARRANTIES OR GUARANTIES AND (II), UPON CLOSING, SELLER SHALL SELL AND CONVEY TO PURCHASER AND PURCHASER SHALL ACCEPT THE PROPERTY “AS IS, WHERE IS, WITH ALL FAULTS.” PURCHASER HAS NOT RELIED AND WILL NOT RELY ON, AND SELLER IS NOT LIABLE FOR OR BOUND BY, ANY EXPRESS OR IMPLIED WARRANTIES, GUARANTEES, STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE PROPERTY OR RELATING THERETO (INCLUDING SPECIFICALLY, WITHOUT LIMITATION, PROPERTY INFORMATION PACKAGES DISTRIBUTED WITH RESPECT TO THE PROPERTY) MADE OR FURNISHED BY SELLER, ASSET MANAGER, PROPERTY MANAGER, OR ANY REAL ESTATE BROKER OR AGENT REPRESENTING OR PURPORTING TO REPRESENT SELLER (INCLUDING, WITHOUT LIMITATION, BROKER AS IDENTIFIED IN SUBSECTION 1.1.10 ABOVE), TO WHOMEVER MADE OR GIVEN, DIRECTLY OR INDIRECTLY, ORALLY OR IN WRITING, UNLESS SPECIFICALLY SET FORTH IN THIS AGREEMENT OR IN ANY DOCUMENT WHICH IS BOTH EXECUTED BY SELLER AND DELIVERED TO PURCHASER AT CLOSING. BY FAILING TO APPROVE THIS AGREEMENT PRIOR TO THE EXPIRATION OF THE DUE DILIGENCE PERIOD, PURCHASER ACKNOWLEDGES AND AGREES THAT SELLER HAS AFFORDED PURCHASER A FULL OPPORTUNITY TO CONDUCT SUCH INVESTIGATIONS OF THE PROPERTY, INCLUDING, BUT NOT LIMITED TO, THE PHYSICAL AND ENVIRONMENTAL CONDITIONS THEREOF, AS PURCHASER DEEMED NECESSARY TO SATISFY ITSELF AS TO THE CONDITION OF THE PROPERTY AND THE EXISTENCE OR NON-EXISTENCE OR CURATIVE ACTION TO BE TAKEN WITH RESPECT TO ANY HAZARDOUS OR TOXIC SUBSTANCES ON OR DISCHARGED FROM THE PROPERTY, AND WILL RELY SOLELY UPON SAME AND NOT UPON ANY INFORMATION PROVIDED BY OR ON BEHALF OF SELLER OR ITS AGENTS, REPRESENTATIVES OR EMPLOYEES WITH RESPECT THERETO, OTHER THAN SUCH REPRESENTATIONS, WARRANTIES, INDEMNITIES AND COVENANTS OF SELLER AS ARE EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN ANY DOCUMENT WHICH IS BOTH EXECUTED BY SELLER AND DELIVERED TO PURCHASER AT THE CLOSING. EXCEPT TO THE EXTENT OF THE COVENANTS, INDEMNITIES, REPRESENTATIONS AND WARRANTIES OF SELLER EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN ANY DOCUMENT WHICH IS BOTH EXECUTED BY SELLER AND DELIVERED TO PURCHASER AT CLOSING, PURCHASER, ON BEHALF OF ITSELF AND ITS SUCCESSORS AND ASSIGNS, WAIVES ITS RIGHT TO RECOVER FROM, AND FOREVER RELEASES AND DISCHARGES, SELLER, SELLER’S PREDECESSORS, SELLER’S AFFILIATES, SELLER’S INVESTMENT MANAGER, SELLER’S ASSET MANAGER, SELLER’S PROPERTY MANAGER, THE PARTNERS, TRUSTEES, SHAREHOLDERS, MEMBERS, DIRECTORS, OFFICERS, EMPLOYEES, REPRESENTATIVES AND AGENTS OF EACH OF THEM, AND THEIR RESPECTIVE HEIRS, SUCCESSORS, PERSONAL REPRESENTATIVES AND ASSIGNS, FROM ANY AND ALL DEMANDS, CLAIMS, LEGAL OR ADMINISTRATIVE PROCEEDINGS, LOSSES, LIABILITIES, DAMAGES, PENALTIES, FINES, LIENS, JUDGMENTS, COSTS OR EXPENSES WHATSOEVER (INCLUDING, WITHOUT LIMITATION, ATTORNEYS’ FEES AND COSTS), WHETHER DIRECT OR INDIRECT, KNOWN OR UNKNOWN, FORESEEN OR UNFORESEEN, AND WHETHER OR NOT REVEALED BY PURCHASER’S INVESTIGATIONS, WHICH MAY ARISE ON ACCOUNT OF OR IN ANY WAY BE CONNECTED WITH THE PHYSICAL CONDITION OF THE PROPERTY OR ANY LAW OR REGULATION APPLICABLE THERETO, INCLUDING, WITHOUT LIMITATION, THE COMPREHENSIVE ENVIRONMENTAL RESPONSE, COMPENSATION AND LIABILITY ACT OF 1980, AS AMENDED (42 U.S.C. SECTIONS 9601 ET SEQ.), THE RESOURCES CONSERVATION AND RECOVERY ACT OF 1976 (42 U.S.C. SECTION 6901 ET SEQ.), THE CLEAN WATER ACT (33 U.S.C. SECTION 466 ET SEQ.), THE SAFE DRINKING WATER ACT (14 U.S.C. SECTIONS 1401-1450), THE HAZARDOUS MATERIALS TRANSPORTATION ACT (49 U.S.C. SECTION 1801 ET SEQ.), THE TOXIC SUBSTANCE CONTROL ACT (15 U.S.C. SECTIONS 2601-2629), ARIZONA REVISED STATUTES, TITLE 49 - THE ENVIRONMENT, AND ANY OTHER ENVIRONMENTAL LAW.
Purchaser: /s/ ME
(Initials)

10.18.2    PURCHASER IS A SOPHISTICATED PURCHASER, EXPERIENCED IN REAL ESTATE ACQUISITIONS OF THE KIND AND NATURE CONTEMPLATED BY THIS AGREEMENT, AND PURCHASER HAS OR WILL HAVE ADEQUATE OPPORTUNITY TO COMPLETE ALL PHYSICAL AND FINANCIAL EXAMINATIONS RELATING TO THE ACQUISITION OF THE PROPERTY IT DEEMS NECESSARY, AND WILL ACQUIRE THE SAME SOLELY ON THE BASIS OF SUCH EXAMINATIONS, SELLER’S EXPRESS REPRESENTATIONS, WARRANTIES, INDEMNITIES AND COVENANTS CONTAINED IN THIS AGREEMENT OR ANY CLOSING DOCUMENT, AND THE TITLE INSURANCE PROTECTION AFFORDED BY THE OWNER’S POLICY AND NOT ON ANY OTHER INFORMATION PROVIDED OR TO BE PROVIDED BY SELLER. PURCHASER ACKNOWLEDGES THAT SELLER HAS GIVEN PURCHASER ACCESS TO VARIOUS MATERIALS IN SELLER’S POSSESSION AND SELLER BELIEVES THAT ADDITIONAL STUDIES, REPORTS AND OTHER MATERIALS MAY BE PREPARED PRIOR TO THE CLOSING WHICH MAY BE MATERIAL TO PURCHASER’S PURCHASE, DEVELOPMENT, OPERATION AND/OR USE OF THE PROPERTY. ANY INFORMATION PROVIDED OR TO BE PROVIDED WITH RESPECT TO THE PROPERTY IS SOLELY FOR PURCHASER’S CONVENIENCE AND WAS OR WILL BE OBTAINED FROM A VARIETY OF SOURCES AND SELLER HAS NOT MADE ANY INDEPENDENT INVESTIGATION OR VERIFICATION OF SUCH INFORMATION AND MAKES NO REPRESENTATIONS AS TO THE ACCURACY OR COMPLETENESS OF SUCH INFORMATION (EXCEPT TO THE EXTENT EXPRESSLY PROVIDED IN THIS AGREEMENT OR ANY CLOSING DOCUMENT). SELLER SHALL NOT BE LIABLE FOR ANY FAILURE OF OR BY PURCHASER TO INVESTIGATE THE PROPERTY AND SELLER SHALL NOT BE BOUND IN ANY MANNER BY ANY VERBAL OR WRITTEN STATEMENTS, REPRESENTATIONS, APPRAISALS, ENVIRONMENTAL ASSESSMENT REPORTS, OR OTHER INFORMATION PERTAINING TO THE PROPERTY FURNISHED BY SELLER, ITS OFFICERS, DIRECTORS OR EMPLOYEES OR BY ANY AGENT, REPRESENTATIVE, AFFILIATE OR OTHER PERSON OR ENTITY ACTING ON SELLER’S BEHALF. TO THE EXTENT REQUIRED TO BE OPERATIVE, THE DISCLAIMERS OF WARRANTIES CONTAINED IN THIS AGREEMENT ARE “CONSPICUOUS” DISCLAIMERS FOR THE PURPOSES OF ANY APPLICABLE LAWS.

Purchaser: /s/ ME
(Initials)
10.18.3    Purchaser acknowledges and agrees that the waivers, releases and other provisions contained in this Section 10.18 are a material factor in Seller’s acceptance of the Purchase Price and agreement to the terms of this Agreement, and that Seller is unwilling to sell the Property to Purchaser unless Seller is released and indemnified as expressly set forth above. Purchaser, with Purchaser’s counsel, has fully reviewed the disclaimers, waivers, releases, indemnities, etc., set forth in this Agreement, and understands the significance and effect thereof. The terms and conditions of this Section 10.18 will expressly survive the Closing and will not merge with the provisions of any closing documents.

10.19    Discharge of Obligations. The closing of the transactions described in this Agreement shall be deemed to be a full performance and discharge of every representation and warranty made by Purchaser and Seller herein and every agreement and obligation on the part of Purchaser and Seller to be performed pursuant to the provisions of this Agreement, except those which are herein specifically stated to survive Closing.

10.20    No Other Third Party Beneficiaries. The provisions of this Agreement and of the documents to be executed and delivered at Closing are and will be for the benefit of Seller, Asset Manager and Purchaser as well as any other third party beneficiary expressly and specifically identified herein only and are not for the benefit of any third party and, accordingly, no third party shall have the right to enforce the provisions of this Agreement or of the documents to be executed and delivered at Closing.

10.21    No Recording. Purchaser covenants that neither it nor any successor or assign will record in any public records this Agreement or any memorandum or affidavit relating to this Agreement. Notwithstanding the foresaid, Purchaser shall be permitted to file a lis pendens against the Property in connection with an action of specific performance pursuant to the terms of Section 8.1 of this Agreement.

10.22    Waiver of Jury Trial. TO THE MAXIMUM EXTENT PERMITTED BY LAW, BUT NOT OTHERWISE, EACH OF PURCHASER AND SELLER IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO ANY OF THE TERMS OR PROVISIONS OF THIS AGREEMENT.

10.23    References. The terms “hereof,” “herein” and “hereunder,” as well as words of similar import, shall be construed to refer to this Agreement as a whole, and not to any particular article, section, subsection, paragraph, subparagraph, clause, or provision, unless expressly so stated.

10.24    Section 1031 Exchange. Purchaser may consummate the purchase of the Property as part of a so-called “like kind” exchange (“Exchange”) pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended (“Code”), provided that: (i) the Closing shall not be delayed or affected by reason of the Exchange nor shall the consummation or accomplishment of the Exchange be a condition precedent or condition subsequent to Purchaser’s obligations under this Agreement; (ii) Purchaser shall effect the Exchange through an assignment of this Agreement, or its rights under this Agreement, to a qualified intermediary and otherwise in complete compliance with the terms and provisions of this Agreement; (iii) Seller shall not be required to take an assignment of the purchase agreement for the relinquished property or be required to acquire or hold title to any real property for purposes of consummating the Exchange; and (iv) Purchaser shall pay any and all additional costs and/or expenses that would not otherwise have been incurred by Purchaser or Seller had Purchaser not consummated its purchase through the Exchange, including without limitation actual attorneys’ fees (such as, for example, but not by way of limitation, actual attorneys’ fees incurred by Seller in having its counsel review any document or instrument related to the Exchange, whether or not Purchaser requests that Seller execute the same). Seller shall not by the agreement set forth in this Section 10.24 or acquiescence to the Exchange (a) have its rights under this Agreement affected or diminished in any manner or (b) be responsible for compliance with or be deemed to have warranted to Purchaser that the Exchange in fact complies with Section 1031 of the Code or any other applicable law, rule or regulation. Subject always to the foregoing, Seller agrees to cooperate with Purchaser, at no cost and with no liability to Seller, to effect the Exchange

10.25    ROFR Contingency. Purchaser acknowledges that Seller has advised Purchaser that the consummation of the transaction described in this Agreement is subject to those certain “Right of First Refusals” available to AMEX pursuant to the terms of Article 4 of each of the Leases with AMEX (the “Tenant ROFRs”). Notwithstanding anything to the contrary contained herein, in the event AMEX exercises one or both of the Tenant ROFRs, then the terms of this Agreement shall automatically terminate, in which event (i) the Earnest Money shall be returned to Purchaser, (ii) Seller shall reimburse Purchaser for the reasonable, out-of-pocket third party costs incurred by Purchaser to perform its due diligence inspections of the Property (collectively, the “Due Diligence Costs”) in an amount not to exceed $75,000.00 (the “Due Diligence Cost Reimbursement”) and (iii) such termination shall otherwise be as provided in the last four (4) sentences of Section 2.2.1 above. The Due Diligence Cost Reimbursement shall be paid by Seller to Purchaser within thirty (30) days after Seller’s receipt of written documentation evidencing the Due Diligence Costs incurred by Purchaser.

10.26    Transfer Provisions in Leases. Purchaser covenants and agrees to cooperate with Seller and to timely complete any documentation requested by Seller in order to comply with terms of Article 23 of the Leases.

10.27    3-14 Audit. For a period of ninety (90) days following Closing, Seller agrees to reasonably assist Purchaser by providing to Purchaser, at Purchaser's expense, copies of, or shall provide Purchaser access to, those items set forth on Exhibit H attached hereto, to enable Purchaser (or its affiliates) to prepare a property level review. Without limiting the generality of the foregoing, (i) Purchaser or its designated independent accountant (Ernst and Young or any successor accounting firm) may review the items set forth on Exhibit H attached hereto, at Purchaser's expense (provided that in each instance where the Purchaser may need to access any consolidated records of Seller, Seller shall not be required to provide any consolidated records other than in redacted form sufficient for the accountant to verify information contained in the financial statements of the Property); provided, however, that the foregoing obligations of Seller shall be limited to providing such information and documentation as may be in the possession of Seller or the Property Manager, at no cost to Seller, and in the format that Seller have maintained such records (and further subject to tenant confidentiality requirements and the limitations regarding verifications in consolidated records described above), and further, in no event shall Seller be required to deliver to Purchaser, or allow Purchaser access to, any information that Seller deems privileged or proprietary. Furthermore, any information or documentation provided by Seller to Purchaser pursuant to this Agreement or otherwise shall be delivered without any representations or warranties, including without limitation any representations or warranties as to accuracy or completeness thereof. Purchaser shall reimburse Seller on demand for all costs and expenses incurred by Seller in performing its obligations under this Section 10.27, and such reimbursement obligation shall survive the termination of this Agreement. Seller’s obligations, liabilities and duties under and pursuant to this Section 10.27 shall be subject to and limited by the following, including without limitation, Purchaser’s acknowledgements, agreements and other obligations, liabilities and duties set forth hereinbelow:

10.27.1    Seller will only provide (or provide reasonable access to) the items specifically listed on Exhibit H attached hereto that are in Seller’s (or the Property Manager’s) possession.

10.27.2    Seller shall have no liability to Purchaser or anyone claiming by, through or under Purchaser for the integrity or accuracy of the materials provided pursuant to Exhibit H.

10.27.3    Neither Purchaser nor anyone claiming by, through or under Purchaser (including, without limitation, Purchaser’s accountants and auditors) shall use the materials listed on Exhibit H data, audit or results of the audit to make a claim against or seek damages from Seller in connection with an alleged breach of this Agreement or otherwise. Purchaser shall indemnify, defend and hold Seller and Asset Manager, as well as their officers, directors, agents, representatives, employees, managers, members, partners and shareholders free and harmless of, from and against any and all claims, demands, losses, liabilities, costs and expenses (including actual attorneys’ fees and costs reasonably incurred) arising out of, resulting from or related to any such claim by Purchaser or anyone claiming by, through or under Purchaser (including, without limitation, Purchaser’s accountants and auditors), whether described in or covered by this Subsection 10.27.3, Subsection 10.27.2 above, as well as any claim for which Purchaser is obligated to indemnify Seller pursuant to Subsection 10.27.5 below.

10.27.4    The cost of performing the audit, including any fees to be paid to the auditor(s) shall be solely the responsibility, obligation and liability of Purchaser.

10.27.5    The indemnity and related obligations, liabilities and duties of Purchaser set forth in Subsection 10.27.3 above also extend and apply to any claim, demand, loss, liability, cost or expenses (including actual attorneys’ fees and costs reasonably incurred) suffered or incurred by Seller arising out of, resulting from or related to a claim by any third party arising out of, resulting from or related to Seller’s audit or the results of the audit contemplated by this Section 10.27 which claim is finally adjudicated and results in a determination of no liability or no fault of or by Seller. A final adjudication shall include, without limitation, a dismissal of any claim or cause of action with prejudice, a summary judgment in favor of Seller and the like that becomes final and non-appealable.

10.27.6    The foregoing covenant of Seller, including the obligations set forth in Exhibit H, shall survive Closing for a period of ninety (90) days. The indemnity obligations of Purchaser set forth in this Section 10.27 shall survive the Closing indefinitely. Seller acknowledges and agrees that the terms of this Section 10.27 shall not be construed to limit or negate any liability of Seller for a breach of a representation and warranty of Seller expressly set forth in Section 7.1 of this Agreement subject, however, to the limitations imposed in Section 7.3 through Section 7.5 of this Agreement as well as the first sentence of Section 10.27.3 above.

10.28    Exclusivity. Upon the mutual execution of this Agreement and until the later to occur of (i) the expiration of the Due Diligence Period, (ii) the date Purchaser terminates this Agreement as provided herein, or (iii) the date Purchaser defaults on its obligations under this Agreement, Seller will not offer to sell or transfer the fee interest in the Property to any third party or negotiate or solicit any offer to so sell or transfer such interest.

10.29    Joint and Several. Notwithstanding anything to the contrary in this Agreement, all liabilities and obligations of PFRS 3151 Behrend Drive Corp., and PFRS 3202 Behrend Drive Corp., under this Agreement and the documents anticipated herein and executed by the parties in connection with the Closing shall be joint and several.

[SIGNATURES ON NEXT PAGE]

SIGNATURE PAGE TO AGREEMENT OF
PURCHASE AND SALE
BY AND BETWEEN
PFRS 3151 BEHREND DRIVE CORP. & PFRS 3202 BEHREND DRIVE CORP.
AND
GRIFFIN CAPITAL CORPORATION
(3151 and 3202 Behrend Drive, Phoenix, Arizona)

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day(s) and year written below.

April 17, 2015

PFRS 3151 Behrend Drive Corp., a Michigan corporation

By: First Fiduciary Realty Advisors Inc., a California corporation, its authorized representative
By:	/s/ Stanley L. Iezman
Name:	Stanley L. Iezman
Title:	Chairman and CEO

PFRS 3202 Behrend Drive Corp., a Michigan corporation

By: First Fiduciary Realty Advisors Inc., a California corporation, its authorized representative
By:	/s/ Stanley L. Iezman
Name:	Stanley L. Iezman
Title:	Chairman and CEO
"Seller"

GRIFFIN CAPITAL CORPORATION, a California corporation

By:	/s/ Michael J. Escalante
Name:	Michael J. Escalante
Title:	Chief Investment Officer
"Purchaser"